As filed with the Securities and Exchange Commission on ________________________.	Registration No. ___________________

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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TREND MINING COMPANY
(Name of small business issuer in its charter)

Delaware	1081	81-0304651
(State or Other Jurisdiction of Organization)	(Primary Standard Industrial Classification Code)	(IRS Employer Identification #)
TREND MINING COMPANY 5968 Government Way Dalton Gardens, Idaho 83815 (208) 773-2250	Conrad C. Lysiak, Esq. 601 West First Avenue, Suite 503 Spokane, Washington 99201 (509) 624-1475
(Address and telephone of registrant's administrative office)	(Name, address and telephone number of agent for service)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional common stock for an offering under Rule 462(b) of the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed under Rule 462(c) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed under Rule 462(d) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made under Rule 434, please check the following box. [ ]

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CALCULATION OF REGISTRATION FEE
Securities to be Registered	Amount To Be Registered	Offering Price Per Share	Aggregate Offering Price	Registration Fee [1]
Common Stock:	11,821,187	$0.245	$2,896,191	$266.45

[1] Based upon the average bid and asked price of the Company's common stock as reported on the Bulletin Board operated by the National Association of Securities Dealers, Inc. on February 3, 2003.

REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON DATES AS THE COMMISSION, ACTING UNDER SAID SECTION 8(a), MAY DETERMINE.

Prospectus

TREND MINING COMPANY
11,821,187 Shares of Common Stock

The 11,821,187 shares of common stock, par value $0.01 of Trend Mining Company, an Deleware corporation are offered by Selling Stockholders from time to time. See "Plan of Distribution." The expenses of the offering, estimated at $20,000, are being paid by us. We will not receive any proceeds from the sale of shares by the Selling Shareholders.

Our shares are traded on the Bulletin Board operated by the National Association of Securities Dealers, Inc. under the symbol "TRDM."

Investing in our common stock involves risks. See "Risk Factors" starting at page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Its illegal to tell you otherwise.

The date of this prospectus is ____________________.

SUMMARY OF OUR OFFERING

Our Business

We are an exploration stage mining corporation. We own nine properties which consist of unpatented mining claims. We intend to explore for platinum on our properties and acquire the rights to explore other properties which we believe are prospective for platinum group metals. We have identified and commenced prospecting efforts in several areas in favorable geologic terrain in Wyoming, Montana, Nevada and Saskatchewan, Canada. There can be no assurance that any of our properties contain a commercially viable ore body or reserve. None of our properties are in production, and consequently we have no operating income or cash flow.

Our administrative office is located at 5986 Government Way, Dalton Gardens, Idaho 83815, telephone (208) 773-2250. Our fiscal year end is September 30.

The Offering

Following is a brief summary of this offering:

Securities being offered by Selling Shareholders	Up to 11,821,187 shares of common stock, par value $0.01.
Offering price per share	At the market
Offering period	The shares are being offered for a period not to exceed 270 days.
Net proceeds to us	None.
Use of proceeds	None.
Number of shares outstanding before the offering	29,650,837
Number of shares outstanding after the offering if all of the shares are sold	29,650,837

Selected Financial Data

The following financial information summarizes the more complete historical financial information at the end of this prospectus.

As of September 30, 2002 (Audited)	As of September 30, 2001 (Audited)
Balance Sheet Total Assets Total Currant Liabilities Stockholders Deficit	$ $ $	28,460 1,710,345 (1,694,046)	$ $ $	51,316 1,840,787 (1,796,543)
Income Statement Revenue Total Expenses Net Loss	$ $ $	-0- 1,435,074 (1,168,171)	$ $ $	-0- 2,590,340 (3,437,354)

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should consider carefully the following risk factors, in addition to all of the other information in this registration statement.

1. We have had no production history since the 1980s. As such we don't know if we will ever generate revenues. If we don't, you will loose your investment.

While we were incorporated in 1968, our company has no history of producing platinum group metals. We have not developed or operated a mine since the 1980s, and we have no operating history upon which an evaluation of our future success or failure can be made. Our ability to achieve and maintain profitable mining operations is dependent upon a number of factors, including:

-	our ability to locate an economically feasible mineral property; and
-	our ability to successfully build and operate mines, processing plants and related infrastructure.

We are subject to all the risks associated with establishing new mining operations and business enterprises. There can be no assurance that we will successfully establish mining operations or profitably produce platinum group or other metals at any of our properties. As such, we don't know if we will ever generate revenues. If we don't generate revenues, you will loose your investment in our common stock.

2. We have a history of operating losses which we expect to continue into the future. If we don't begin to generate revenues or find alternate sources of capital, we will either have to suspend or cease operations, in which case your will lose your investment.

As an exploration company that has no production history, we continue to incur losses and expect to incur losses in the future. As of September 30, 2002, we had an accumulated deficit during our exploration stage of approximately $7,756,602, and a pre-exploration stage deficit of $558,504. There can be no assurance that we will achieve or sustain profitability in the future. If we don't begin to generate revenues or find alternate sources of capital, we will either have to suspend or cease operations, in which case you will lose your investment.

3. Because we are subject to risks inherent in the mining industry, we may have to suspend or cease operations in which case you will lose your investment.

As an exploration stage company, our work is highly speculative and involves unique and greater risks than are generally associated with other businesses. There can be no assurance that any of our properties contain a commercially viable ore body or reserves until additional exploration work is done and an evaluation based on such work concludes that development of and production from the ore body is technically, economically and legally feasible. We are subject to all of the risks inherent in the mining industry, including, without limitation, the following (some of which we discuss in more detail below):

-

Success in discovering and developing commercially viable quantities of minerals is the result of a number of factors, including the quality of management, the interpretation of geological data, the level of geological and technical expertise and the quality of land available for exploration;

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Exploration for minerals is highly speculative and involves substantial risks, even when conducted on properties known to contain significant quantities of mineralization, and most exploration projects do not result in the discovery of commercially mineable deposits of ore;

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Operations are subject to a variety of existing laws and regulations relating to exploration and development, permitting procedures, safety precautions, property reclamation, employee health and safety, air and water quality standards, pollution and other environmental protection controls, all of which are subject to change and are becoming more stringent and costly to comply with;

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A large number of factors beyond our control, including fluctuations in metal prices and production costs, inflation, the proximity and liquidity of precious metals markets and processing equipment, government regulations, including regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals and environmental protection, and other economic conditions, will affect the economic feasibility of mining;

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Substantial expenditures are required to establish proven and probable ore reserves through drilling, to determine metallurgical processes to extract the metals from the ore and, in the case of new properties, to construct mining and processing facilities; and

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If we proceed to development of a mining operation, our mining activities would be subject to substantial operating risks and hazards, including metal bullion losses, environmental hazards, industrial accidents, labor disputes, encountering unusual or unexpected geologic formations or other geological or grade problems, encountering unanticipated ground or water conditions, cave-ins, pit-wall failures, flooding, rock falls, periodic interruptions due to inclement weather conditions or other unfavorable operating conditions and other acts of God. Some of these risks and hazards are not insurable or may be subject to exclusion or limitation in any coverage which we obtain or may not be insured due to economic considerations.

As a result of all of these factors, we may run out of money, in which case we will have to suspend or cease operations which will result in the loss of your investment.

4. Our activities are subject to environmental laws and regulations which may materially adversely affect our future operations in which case our operations could be suspended or terminated and you will lose your investment.

We, like other exploration companies doing business in the United States and Canada, are subject to a variety of federal, provincial, state and local statutes, rules and regulations designed:

-	to protect the environment, including the quality of the air and water in the vicinity of exploration, development and mining operations;
-	to remediate the environmental impacts of those exploration, development and mining operations;
-	to protect and preserve wetlands and endangered species; and
-	to mitigate negative impacts on certain archeological and cultural sites.

We are required to obtain various governmental permits to conduct exploration at our properties. Obtaining the necessary governmental permits is often a complex and time-consuming process involving numerous U.S. or Canadian federal, provincial, state and local agencies. The duration and success of each permitting effort are contingent upon many variables not within our control. In the context of permitting, including the approval of reclamation plans, we must comply with known standards, existing laws and regulations that may entail greater or lesser costs and delays depending on the nature of the activity to be permitted and the interpretation of the laws and regulations implemented by the permitting authority. Currently, three or four months are generally required to obtain the necessary permits required to conduct small-scale drilling operations. New surface management regulations recently finalized by the Bureau of Land Management will increase this period on Bureau of Land Management lands. The failure to obtain certain permits, the adoption of more stringent permitting requirements or the imposition of extensive conditions upon the implementation of certain permits could have a material adverse effect on our business, operations and prospects in that we may not be able to proceed with our exploration program which will result in the loss of your investment.

Federal legislation and implementing regulations adopted and administered by the U.S. Environmental Protection Agency, Forest Service, Bureau of Land Management, Fish and Wildlife Service, Army Corps of Engineers, Mine Safety and Health Administration, and other federal agencies, and legislation such as the federal Clean Water Act, Clean Air Act, National Environmental Policy Act, Endangered Species Act and Comprehensive Environmental Response, Compensation and Liability Act, have a direct bearing on U.S. exploration, development and mining operations. For example, on November 20, 2000 the Bureau of Land Management finalized new surface management regulations applicable to activities and operations on unpatented mining claims. Those new regulations make small-scale (disturbing less than 5 acres of surface) exploration activities more expensive, by requiring bonding in the amount of 100% of the anticipated reclamation costs. Larger-scale exploration activities (disturbing 5 acres of surface or more) would require the preparation and approval of a formal plan of operations. The enactment of these new regulations will make the process for preparing and obtaining approval of a plan of operations much more time consuming, expensive, and uncertain. New plans of operation will be required to (i) include detailed baseline environmental information, (ii) address how detailed reclamation performance standards will be met, (iii) go through the environmental assessment or impact process required under the National Environmental Policy Act (which could cost $80,000 or more per large-scale exploration program), and (iv) go through a 30-day public comment period prior to approval. In addition, all activities for which plans of operation are required will be subject to a new standard of review by the Bureau of Land Management, which must make a finding that the conditions, practices or activities do not cause substantial irreparable harm to significant scientific, cultural, or environmental resource values that cannot be effectively mitigated. This standard has never before been applied to activities involving unpatented mining claims on public lands. Due to the uncertainties inherent in the permitting process, and particularly as a result of the enactment of the new regulations, we cannot be certain that we will be able to timely obtain required approvals for proposed activities at any of our properties in a timely manner, or that our proposed activities will be allowed at all.

These federal initiatives are often administered and enforced through state agencies operating under parallel state statutes and regulations. Although some mines continue to be approved for development in the United States, the process is increasingly cumbersome, time-consuming, and expensive, and the cost and uncertainty associated with the permitting process could have a material effect on exploring, developing or mining our properties. We expect that laws and regulations designed to minimize the impact of exploration, development and mining activities on the environment and human health and safety will likely have a similar effect on any activities we undertake in Canada.

Compliance with statutory environmental quality requirements described above may require significant capital outlays, significantly affect our earning power, or cause material changes in our intended activities. No assurance can be given that environmental standards imposed by either federal, state or local governments will not be changed or become more stringent, which could materially and adversely affect our proposed activities. As a result of the these matters, you our operations could be suspended or cease entirely, in which case you will lose your investment.

5. Title to our mineral properties may be defective. If our title is defective we will not be able to explore for mineralized material. This could cause us to cease operations or terminate operations in their entirety in which case you will lose your investment.

Our interests in our properties located in the United States are in the form of unpatented mining claims. Unpatented mining claims are unique property interests, in that they are subject to the paramount title of the United States of America and rights of third parties to certain uses of the surface and to non-locatable minerals within their boundaries, and are generally considered to be subject to greater title risk than other real property interests. The validity of all unpatented mining claims is dependent upon inherent uncertainties and conditions. These uncertainties relate to matters such as:

-	The existence and sufficiency of a discovery of valuable minerals, required under the U.S. 1872 Mining Law to establish and maintain a valid unpatented mining claim;
-	Proper posting and marking of boundaries in accordance with the 1872 Mining Law and applicable state statutes;
-	Whether the minerals discovered were properly locatable as a lode claim or a placer claim;
-	Whether sufficient annual assessment work has been timely and properly performed; and
-	Possible conflicts with other claims not determinable from descriptions of record.

The validity of an unpatented mining claim also depends on the claim having been located on unappropriated federal land open to appropriation by mineral location, compliance with the 1872 Mining Law and applicable state statutes in terms of the contents of claim location notices or certificates and the timely filing and recording of the same, and timely payment of annual claim maintenance fees (and the timely filing and recording of proof of such payment). In the absence of a discovery of valuable minerals, the ground covered by an unpatented mining claim is open to location by others unless the owner is in actual possession of and diligently working the claim. There can be no assurance that the unpatented mining claims we own or control are valid or that the title to those claims is free from defects. There also can be no assurance that the validity of our claims will not be contested by the federal government or challenged by third parties. If any of the foregoing occur, we may not be able to proceed with our exploration program. This means that our operations could be suspended or terminate in which case you will lose your investment.

6. Future legislative and administrative changes to the mining laws could prevent us from exploring our properties which could result in termination of our operations and a loss of your investment.

New laws and regulations, amendments to existing laws and regulations, administrative interpretation of existing laws and regulations, or more stringent enforcement of existing laws and regulations, could have a material adverse impact on our ability to conduct exploration, development and mining activities. For example, during the 1999 legislative session, legislation was considered in the U. S. Congress which proposed a number of modifications to the Mining Law of 1872, which governs the location and maintenance of unpatented mining claims and related activities on federal land. Among these modifications were proposals which would have imposed a royalty on production from unpatented mining claims, increased the cost of holding and maintaining such claims, and imposed more specific reclamation requirements and standards for operations on such claims. None of these proposed modifications was enacted into law. The same or similar proposals may be considered by Congress this year or in the future. In addition, as discussed above, on November 20, 2000 the Bureau of Land Management finalized revised federal regulations which govern surface activities (including reclamation and financial assurance requirements) on unpatented mining claims (other than those located in a National Forest, which are governed by separate, but similarly stringent, Forest Service regulations). Those regulations are more stringent than current regulations, and may result in a more detailed analysis of and more challenges to the validity of existing mining claims, will impose more complex permitting requirements earlier in the exploration process, and will be more costly and time-consuming to comply with than existing regulations. Further, the new regulations could cause us to terminate our operations and you could lose your investment.

7. Use of the surface of our unpatented mining claims is subject to regulation, the cost of compliance which could prohibit us from proceeding with exploration in which case you could lose your investment.

Any activities we conduct on the surface of our unpatented mining claims are subject to compliance with and may be constrained or limited by Bureau of Land Management or Forest Service surface management regulations (in addition to the environmental and other statutes and regulations discussed above). In addition, there are limits to the uses of the surface of unpatented mining claims, particularly for the types of facilities which would be ancillary to our mining operations, and both the Bureau of Land Management and the Forest Service have some degree of discretion in allowing the use of federal lands that might adjoin any of our unpatented mining claims for surface activities which we would need for exploration, development and mining operations. Recently, for example, the Forest Service adopted a "Roadless Initiative" which prohibits the construction of new roads or the re-construction of existing roads in 43 million acres of inventoried roadless areas within the National Forest System. All of our Wyoming properties (Lake Owen, Spruce Mountain, and Albany.) are located in the National Forest and may be impacted by this new policy. As a result, there can be no guarantee that we will be able to obtain the access necessary to conduct required exploration, development or ultimately mining activities on those properties. In addition, to the extent we progress towards the development of a mine at any of our properties, there can be no assurance that sufficient surface land will be available for the ancillary facilities necessary to develop the mine. Compliance with the foregoing could be cost prohibitive which will result in the lose of your investment.

8. We are not insured against losses from our exploration program. As a result if we are sued for damages as a result of our activities we may not have the money to defend against the same or pay any judgment rendered against us. If that happens, we will have to cease operations and you will lose your investment.

We currently are not insured against most commercial losses or liabilities which may arise from our exploration and other activities. Even if we obtain additional insurance in the future, we may not be insured against all losses and liabilities which may arise from our activities, either because such insurance is unavailable or because we have elected not to purchase such insurance due to high premium costs or for other reasons. As such, if a judgment is rendered against us and we can't pay it, we will have to cease operations and you will lose your investment.

9. We may not be able to raise the funds necessary to explore our mineral properties. If we don't we will have to suspend or cease operations in which case you will lose your investment.

We need to seek additional financing from the public or private debt or equity markets to continue our business activities. We have borrowed from our principal shareholder to fund certain of our activities. There can be no assurance that our principal shareholder will continue to advance funds to us or that our efforts to obtain financing will be successful. We will need to seek additional financing to complete our exploration of any target properties. Sources of such external financing include future debt and equity offerings, and possible joint ventures with another exploration or mining company. There can be no assurance that additional financing will be available on terms acceptable to us. The failure to obtain such additional financing could have a material adverse effect on our results of operations and financial condition. There can be no assurance that we will be able to secure the financing necessary to retain our properties or to sustain exploration activities in the future. If we can't raise the necessary money to explore our properties, we will have to suspend or cease operations and you will lose your investment.

10. We depend on the services of key personnel. If we lose any our key personnel, we may have to suspend or cease operations in which case you could lose your investment.

The success of our exploration program will depend on our ability to retain our existing employees. If we lose any our key personnel, we may have to suspend or cease operations, in which case you will lose your investment.

11. Because the price of metal fluctuate, if the price of metals we are exploring for decease below a specified level, it may no longer be profitable to explore for those metals and we will cease operations which will result in the loss of your investment.

Prices of metals is determined by following factors:

-	expectations for inflation;
-	the strength of the United States dollar;
-	global and regional supply and demand; and
-	political and economic conditions and production costs in major platinum group metals producing regions of the world, particularly Russia and South Africa.

The aggregate effect of these factors on metals prices is impossible for us to predict. In addition, the prices of platinum group metals sometimes are subject to rapid short-term and/or prolonged changes because of speculative activities. The current demand for and supply of platinum group metals affect platinum group metal prices, but not necessarily in the same manner as current supply and demand affect the prices of other commodities. The supply of platinum group metals primarily consists of new production from mining. If the prices of platinum group metals are, for a substantial period, below our foreseeable cost of production, we will cease operations and you could lose your investment.

12. Potential future sales of our common stock could depress our stock price and prevent us from raising additional capital. If that happens, we may have to suspend or cease operations and you could lose your investment.

Of our outstanding shares of common stock as of September 30, 2002, some of these shares are "restricted securities," as that term is defined in Rule 144 under the Securities Act. In general, under Rule 144 a person who has satisfied a one-year holding period may sell limited numbers of shares. Rule 144 also permits the sale of shares without any quantity limitation, by persons who are not our affiliates and who have beneficially owned the shares for a minimum period of two years. The possible sale of these restricted shares may have a depressive effect on the price of our securities and such sales, if substantial, might also prevent us from raising capital for exploration. This could cause us to suspend or cease operations and you would lose your investment.

13. Future issuances of additional common stock could depress the market value of our common stock which could prevent us from raising additional capital. If that happens, we may have to suspend or cease operations and you could lose your investment.

In connection with our reincorporation in Delaware we amended our charter to increase substantially the number of authorized shares of common stock and to authorize the issuance of preferred stock by action of the Board of Directors without stockholder approval. Our Board of Directors has the power to issue such shares, subject, in some instances, to shareholder approval. Additional issuances by us from our authorized but unissued shares would have the effect in many cases of diluting the relative ownership interest of existing shareholders and depressing the market price of our stock. If that happens, we may to suspend or cease operations and you could lose your investment.

14. The public market for our common stock is thinly traded and lacks liquidity, which may prevent you from selling your stock.

At present, our common stock is traded under the symbol "TRDM" on the OTC Bulletin Board operated by the National Association of Securities Dealers ("NASD"). This market is thinly traded and lacks the liquidity of other public markets with which some investors may have more experience. There is no assurance that a more liquid trading market will develop or, if developed, would be sustained. A purchaser of shares may, therefore, be unable to resell any of our shares of common stock.

USE OF PROCEEDS

We will not receive any of the proceeds from sales of shares by Selling Shareholders.

PLAN OF DISTRIBUTION

Selling Shareholders will sell their shares directly into the market. The prices they will receive will be determined by the market price on the day of sale. We will not enter into any arrangements with any securities dealers or market makers concerning solicitations of offers to purchase the shares.

Commissions and discounts paid in connection with the sale of shares by the Selling Shareholders will be determined through negotiations between them and the broker-dealers through or to which the securities are to be sold and many vary, depending on the broker-dealer or market makers fee schedule, the size of the transaction and other factors. The separate cost of the Selling Shareholders will be borne by them. The Selling Shareholders and any broker/dealers, market maker, or agent, that participates with the Selling Shareholders in the sale of the shares by them may be deemed an underwriter with the meaning of the Securities Act of 1933, and any commissions or discounts received by them and any profits on the resale of the shares purchased by them may be deemed to be underwriting commissions under the Securities Act.

Market Price for our Shares

Our common stock is traded on the Bulletin Board operated by the National Association of Securities Dealers, Inc. under our TRAM symbol . The price of the shares has been determined by our board of directors. It was selected because it is close to the current ask price for our shares of common stock. If the best asked price drops below of the offering price in this registration statement, we will have difficulty selling our shares. That is because a purchaser could buy the same shares of common stock in an open market transaction at a lower price that he could in this offering.

Summary trading by quarter for the 2002 and 2001 are as follows:

Calender Quarter	High Bid	Low Bid
2002	Fourth Quarter Third Quarter Second Quarter First Quarter	0.55 0.76 0.76 0.72	0.11 0.50 0.34 >0.30
2001
	Fourth Quarter Third Quarter Second Quarter First Quarter	0.75 0.98 1.15 1.38	0.51 0.60 0.63 0.75

These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not represent actual transactions. As of February 3, 2003, we had approximately 946 holders of record of our common stock.

We have not declared any cash dividends, nor do we intend to do so. We are not subject to any legal restrictions respecting the payment of dividends, except that they may not be paid to render us insolvent. Dividend policy will be based on our cash resources and needs and it is anticipated that all available cash will be needed for our operations in the foreseeable future.

Section 15(g) of the Exchange Act

Our shares are covered by Section 15(g) of the Securities Exchange Act of 1934, as amended, and Rules 15g-1 through 15g-6 promulgated thereunder. They impose additional sales practice requirements on broker/dealers who sell our securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses). While Section 15g and Rules 15g-1 through 15g-6 apply to broker-dealers, they do not apply to us.

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules.

Rule 15g-2 declares unlawful broker-dealer transactions in penny stocks unless the broker-dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker-dealer to engage in a penny stock transaction unless the broker-dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in questiion.

Rule 15g-4 prohibits broker-dealers from completing penny stock transactions for a customer unless the broker-dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales persons compensation.

Rule 15g-6 requires broker-dealers selling penny stocks to provide their customers with monthly account statements.

Again, the foregoing rules apply to broker-dealers. They do not apply to us in any manner whatsoever. The application of the penny stock rules may affect the ability of the selling shareholders to resell their shares.

GLOSSARY OF TERMS

Amphibolite:	granular metamorphic rocks.
Anomaly:	a deviation from uniformity or regularity in geophysical or geochemical quantities.
Archean:	geologic age older than 2,500,000 years.
Blebs:	a vesicle, blister or bubble.
Breccia:	rock in which angular fragments are surrounded by a mass of fine-grained minerals.
Chalcopyrite:	the main copper ore, which is widely occurring and found mainly in veins.
Circulation drill:	a rotary drill or rotary percussion drill in which the drilling fluid and cuttings return to the surface through the drill pipe, minimizing contamination.
Cretaceous age:	the geologic age period dating from approximately 68 million years to 142 million years.
Cross cuts:	a horizontal opening driven from a shaft and (or near) right angles to the strike of a vein or other ore body.

Diamond drill:	a type of rotary drill in which the cutting is done by abrasion rather than by percussion. The hollow bit of the drill cuts a core of rock which is recovered in long cylindrical sections.
Disseminated:	fine particles of mineral dispensed through the enclosing rock.
Development:	work carried out for the purpose of opening up a mineral deposit and making the actual extraction possible.
Dikes:	a tabular igneous intrusion that cuts across the structures of surrounding rock.
Dip:	the angle at which a vein, structure or rock bed is inclined from the horizontal as measured at right angles to the strike.
Drifts:	a horizontal passage underground that follows along the length of a vein or mineralized rock formation.
Exploration:	work involved in searching for ore by geological mapping, geochemistry, geophysics, drilling and other methods.
Gabbro:	Dark colored basic intrusive rocks. Intrusive equivalent of volcanic basalt.
Geochemistry:	study of variation of chemical elements in rocks or soils.
Geophysics:	study of the earth by quantitative physical methods.
Gneiss:	a layered or banded crystalline metamorphic rock the grains of which are aligned or elongated into a roughly parallel arrangement.
Hydrothermal:	pertaining to hot water, especially with respect to its action in dissolving, re-depositing, and otherwise producing mineral changes within the earth's crust.
Intrusion/intrusive:	a volume of igneous rock that was injected, while still molten, into the earth's crust or other rocks.
Lithology:	The character of a rock described in terms of its structure, color, mineral composition, grain size and arrangement of its component parts.
Mafic:	Pertaining to or composed dominantly of the ferromagnesian rock-forming silicates; used to describe some igneous rocks and their constituent minerals.
Metamorphism:	The mineralogical and structural changes in solid rock that have been caused by heat and pressure at depth over time.
Mineralization:	the concentration of metals and their compounds in rocks, and the processes involved therein.
Norite:	a course grained igneous rock formed at great depth.
Ore:	material that can be economically mined and processed.
Ore body:	a continuous, well-defined mass of material of sufficient ore content to make extraction economically feasible.
Outcrop:	the part of a rock formation that appears at the earth's surface, often protruding above the surrounding ground.

Pyrite:	the most widespread sulfide mineral.
Pyroxenite:	any group of minerals.
Quartzite:	a sedimentary rock consisting mostly of silica sand grains that have been welded together by heat and compaction.
Reclamation:	the restoration of a site after exploration activity or mining is completed.
Schist:	a foliated metamorphic rock the grains of which have a roughly parallel arrangement.
Sedimentary rocks/sediments:	rocks resulting from the consolidation of loose sediments of older rock transported from its source and deposited.
Shear or shearing:	The deformation of rocks by lateral movement along numerous parallel planes, generally resulting from pressure and producing such metamorphic structures as cleavage and schistosity.
Sills:	a near horizontal flat-bedded strata of intrusive rock.
Sulfide:	a metallic mineral containing unoxidized sulphur.
Strike:	the course or bearing of a vein or a layer of rock.
Ultramafic:	said of an igneous rock composed chiefly of mafic materials. Unpatented mining
Unpatented mining claim:

a parcel of property located on federal lands pursuant to the U.S. General Mining Law of 1872 and the requirements of the state in which the unpatented claim is located, the paramount title of which remains with the federal government. The holder of a valid, unpatented lode mining claim is granted certain rights including the right to explore and mine such claim.

Vein:	an epigenetic mineral filling the fault or other fracture, in tabular or sheetlike form, often with associated replacement of the host rock, or a mineral deposit of this form or origin.

BUSINESS

Trend Mining Company, first was incorporated in Montana in 1968, and reincorporated in Delaware in 2001. We are an exploration company and have been engaged since 1998 in the acquisition and exploration of platinum group metals properties, primarily in the United States. From 1968 through 1984, our activities consisted primarily of acquiring, exploring and leasing to third parties properties with silver potential. From 1984 to late 1996, our company was dormant. We are an exploration stage company, and our activities have been limited to exploring and acquiring rights to explore properties which we believe are prospective for platinum group metals. We have identified and commenced prospecting efforts in several areas in favorable geologic terrain in Wyoming, Montana, Nevada, and Saskatchewan, Canada. There can be no assurance that any of our properties contain a commercially viable ore body or reserves. None of our properties are in production, and consequently we have no operating income or cash flow.

In connection with our reincorporation in Delaware we increased the number of authorized shares of common stock from 30,000,000 to 100,000,000 shares, to authorize the issuance of 20,000,000 shares of preferred stock by action of the board of directors without stockholder approval, and to eliminate cumulative voting for directors.

Prior to February 1999, our corporate name was Silver Trend Mining Company.

Six metals comprise the platinum group metals: platinum, palladium, rhodium, iridium, ruthenium and osmium. Platinum group metals are rare precious metals with unique physical properties that are used in diverse industrial applications and in the jewelry industry. The largest and fastest growing use for platinum group metals is in the automotive industry for the production of catalysts that reduce automobile emissions. Palladium is also used in the production of electronic components for personal computers, cellular telephones, facsimile machines and other devices, as well as dental applications and jewelry. Platinum's largest use is for jewelry. Industrial uses for platinum include the production of data storage disks, glass, paints, nitric acid, anti-cancer drugs, fiber optic cables, fertilizers, unleaded and high-octane gasoline and fuel cells.

Exploration properties

We currently own or control nine platinum group metals mineral exploration properties. These properties are tabulated and further described below:

Property	Location	Acres	Description
Lake Owen	Wyoming	12,020	Layered PGE-Gold Intrusive
Albany	Wyoming	120	Marginal Contact
Spruce Mountain	Wyoming	840	PGE-Ni-Cu Dike, Hydrothermal
Douglas Creek	Wyoming	680	PGE-Ni-Cu Dike, Hydrothermal
Keystone	Wyoming	2,420	PGE-Ni-Cu Dike, Hydrothermal
McCormick Creek	Montana	720	PGE-Ni-Cu Dike
Green Mountain	Montana	920	PGE-Ni-Cu Dike

Hardrock Johnson	Nevada	260	PGE-Ni-Cu Dike
Peter Lake	Saskatchewan, Canada	78,568	Layered PGE-Ni-Cu Intrusive
Total		96,548

Lake Owen, Wyoming

Location and access. The Lake Owen platinum group metals property is located in Albany County, Wyoming, in the Medicine Bow-Routt National Forest. The Lake Owen property is approximately 40 miles southwest of Laramie, Wyoming and can be reached by paved highways and gravel roads.

Land status. In July 1999, we entered into a three-year option agreement with General Minerals Corporation, owner of a block of unpatented mining claims comprising a portion of the Lake Owen property, that gives us the option to earn a 100% interest in 104 unpatented claims. General Minerals acquired some of these unpatented mining claims from Chevron Minerals in the early 1990s, and subsequently located additional claims. Terms of that agreement (as subsequently amended) included the following:

-	To keep the option in effect, we were required to pay General Minerals a total of $40,000 during 1999 and 2000.
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To keep the option in effect, we were obligated to incur exploration expenditures of not less than $750,000 by July 27, 2002, with no less than $150,000 in exploration expenditures being completed by July 27, 2000. The expenditures required by July 27, 2000 were completed.

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On the effective date of the option agreement, we issued to General Minerals 715,996 shares of our common stock, and in May 2000, we issued an additional 129,938 shares to General Minerals, giving it approximately 25% of our outstanding common stock at that time. We subsequently issued an additional 200,000 shares of our common stock and warrants exercisable until June 2002 to purchase an additional 200,000 shares of common stock to General Minerals pursuant to an amendment to the option agreement, and have issued 416,961 shares to General Minerals upon exercise of their preemptive rights under the original option agreement. The warrant expired unexercised.

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On February 11, 2002 General Minerals sold its remaining interest in the Lake Owen Option Agreement to a group of private investors. However, General Minerals did retain its royalty interest in the property, which is dependant upon and linked to the royalty originally reserved by Chevron Minerals. Subsequently, on March 15, 2002, we exercised our option to acquire 100% of the Lake Owen property by issuing to the private investors referred to above 1,100,000 shares of our restricted common stock. These shares were issued in lieu of making any further work commitments on the property. Thus, this transaction eliminated our requirement to make any further mandatory cash work commitments in order to retain the property. Lake Owen is now 100% owned by us subject to the superior title of the United States.

We located an additional 497 unpatented mining claims in an agreed area of interest near the Lake Owen property in the first half of 2000. We are obligated to pay to Chevron Minerals or General Minerals a 4% net profits interest with respect to these claims and any other claims we acquire in an area of interest.

Exploration history. Chevron Minerals initiated geological reconnaissance exploration at Lake Owen in 1982, which included detailed surface geologic mapping, geochemical sampling, and geophysical surveys. Chevron Minerals later completed thirteen diamond-drill holes totaling approximately 5,200 feet in the 1980s and early 1990s. Drilling consisted of relatively shallow angle holes generally less than 250 feet in vertical depth, and encountered several zones of encouraging platinum group metal mineralization.

Exploration plans. The exploration program for the Lake Owen property has been divided into three phases that we currently plan to conduct over a three-year period, which began in March 2000. In phase one, we plan to focus on the evaluation of existing geologic data generated by Chevron Minerals, and on geologic logging and assaying of existing drill core. Phase two is expected to involve continued field exploration, including geologic mapping, geochemical sampling, and geophysical surveys to define drill targets. We expect phase three to consist of a diamond drilling program intended to better delineate known precious metal anomalies and to include exploration for new zones of higher-grade platinum group metals mineralization.

Geology and mineralization. The Lake Owen property is a platinum-gold-palladium occurrence hosted in an extensive layered igneous intrusive complex with a lateral dimension of approximately four by six miles. The complex is about 1.4 billion years old and occurs as a steeply dipping body of rock along the margin of the Archean Wyoming Province. The exposed stratigraphic thickness of these rock units is approximately 20,000 feet.

Four separate zones of anomalous platinum group metals mineralization have been identified at Lake Owen. The upper zone has been traced for about six miles along strike. The middle zone is about 1,500 feet stratigraphically below the upper zone, while the lower zone is situated approximately 5,500 feet stratigraphically below the upper zone. Surface geochemical sampling identified one additional platinum group metal zone, although the outcrop exposure in this fourth zone is limited and the extent of the anomaly has not yet been defined.

Drill intercepts encountered to date at the Lake Owen property contain encouraging mineralization of combined platinum group metals and gold. The majority of the platinum group metals mineralization encountered in the Chevron Minerals drilling program remains untested along both strike and dip.

Albany, Wyoming

Location and access. The Albany platinum group metals property is also located in southwest Albany County, Wyoming, approximately 35 miles southwest of Laramie in the Medicine Bow-Routt National Forest. The Albany property is accessible by an unimproved dirt road.

Land status. We located six unpatented mining claims in this area in mid-1999 and own a 100% interest in the claim block.

Exploration history. Minor exploration for platinum group metals has been conducted previously in the Albany property area. We have no specific data regarding previous exploration activities or results.

Geology and mineralization. The Albany property is a platinum-palladium-rhodium occurrence hosted along the contact of mafic dikes and a granite stock on the northern edge of a large iron-magnesium-rich complex. Our limited geochemical sampling program conducted in 1999 returned encouraging platinum group metal values.

Spruce Mountain, Wyoming

Location and access. The Spruce Mountain platinum group metals property is located in Albany County, Wyoming, in the Medicine Bow-Routt National Forest. The Spruce Mountain property is approximately 35 miles southwest of Laramie, Wyoming and can be reached by paved highways and gravel roads.

Land status. We have staked 42 unpatented mining claims in this area in mid-2000 and own a 100% interest in the claim block.

Exploration history. Spruce Mountain is situated near our Lake Owen property and the northwestern margin of the Lake Owen layered ultramafic/mafic intrusive complex and is surrounded to the north by the New Rambler and Centennial West platinum group metals districts, and to the west by the Mullen Creek layered ultramafic/mafic intrusion. Historically, exploration has been conducted in the region for gold, silver, base metals and platinum group metals.

Geology and mineralization. Our claims are located on a platinum group metals occurrence within mafic intrusives along an interpreted northwest to east-west trending structural zone. The area is characterized by intense shearing and hydrothermal alteration, which apparently concentrated the platinum group metals that were present in the surrounding mafic host rocks.

Douglas Creek, Wyoming

Location and access. The Douglas Creek platinum group metals property is located in Albany County, Wyoming, in the Medicine Bow-Routt National Forest. The Douglas Creek property is approximately 35 miles southwest of Laramie, Wyoming and can be reached by unimproved roads.

Land Status. We staked 34 unpatented mining claims in this area in October 2000 and own a 100% interest in the claim block.

Exploration History. Exploration has occurred throughout this area historically, and minor gold and platinum group metals placer mining has occurred in several drainages in the area.

Geology and mineralization. Mafic, ultramafic and metamorphic rocks overlie and host several known hydrothermal platinum group metal occurrences in dikes, veins and shear zones. Placer gold and platinum group metals are present in several streams that drain the area.

Keystone, Wyoming

Location and access. The Keystone platinum group metals property is located in Albany County, Wyoming, in the Medicine Bow-Routt National Forest. The Keystone property is approximately 35 miles southwest of Laramie, Wyoming and can be reached by unimproved roads.

Land status. We staked 121 unpatented mining claims in this area in October 2000 and own a 100% interest in the claim block.

Exploration history. Exploration has occurred throughout this area historically, and minor gold and platinum group metals placer mining has taken place in drainages in the area.

Geology and mineralization. Our claims are located on the eastern portion of the Mullen Creek layered intrusive complex, which consists of strongly deformed and metamorphosed mafic and ultramafic rocks. The area is situated on the southwest portion of the New Rambler mining district.

McCormick Creek, Montana

Location and access. The McCormick Creek platinum group metals property is located in northwest Missoula County, Montana, approximately 34 miles northwest of Missoula. McCormick Creek can be reached by public highways and access roads, and an unimproved dirt road.

Land status. We located 36 unpatented mining claims in the McCormick Creek area in 2000 and own a 100% interest in the claim block.

Exploration history. The history of mineral exploration in the McCormick Creek area is currently unknown.

Geology and mineralization. The McCormick Creek property is a platinum-palladium-gold occurrence hosted in a mafic dike that intruded altered sediments of the Burke Formation, which is the lowermost section of the Ravalli Group within the Belt Supergroup. The dike at McCormick Creek is one of a series of sub-parallel, repetitious mafic dikes that intruded the Ravalli quartzites throughout the region.

The mafic dike that occurs on our property is located due south of the past producing Green Mountain copper-gold-platinum mine, which is situated on the Flathead Indian Reservation. The mafic dike is possibly similar to, or possibly an extension of, the Green Mountain dike. The dike may be geologically similar with respect to primary sulfide mineralogy and associated platinum group and precious metal mineralization.

Green Mountain Leases, Montana

Location and access. The Green Mountain Leases platinum group metals properties are located in Sanders County, Montana. The properties are located approximately 50 miles northwest of Missoula. The properties can be reached by public highways and access roads, as well as unimproved dirt roads.

Land status. We control 100% interest in four mineral leases covering a total of 920 acres that are located on a PGE-bearing mafic dike or sill in Missoula County, Montana.

Exploration history. Although the area has been explored for copper and other base metals by various parties in the past, no systematic exploration for platinum group elements has been undertaken on these properties. No evidence of previous PGE exploration was observed within the claim block, nor has any exploration-related information been found during literature research.

Geology and mineralization. The mafic dikes and/or sills that occur on the Montana State Leases are located along the strike of the Green Mountain dike, both east and west of the past producing Green Mountain PGE-Cu-Au mine, which is situated on the Flathead Indian Reservation. The mafic rocks in this region intrude Proterozoic age Burke Formation sediments and appear to be geologically similar to, or an extension of the Green Mountain dike, which has produced significant amounts of PGE's in the past. Surface geochemical samples collected by us along the mafic dike returned encouraging PGE values.

The Green Mountain Leases are situated in one of the most prospective PGE-bearing districts in North America. The properties have potential to host high-grade, economic hydrothermal PGE mineralization within this mafic dike similar to the past producing Green Mountain mine.

Hard Rock Johnson, Nevada

Location and access. The Hard Rock Johnson platinum group metals property is located on Bureau of Land Management land in Clark County, Nevada, approximately 25 miles southwest of the town of Mesquite. The property is accessible by a gravel road.

Land status. We located 13 unpatented mining claims in this area in 1999 and early 2000 and own a 100% interest in the claim block.

Exploration history. The Hard Rock Johnson property is located along the northern flank of the Virgin Mountains within the Bunkerville (Copper King) Mining District. Two principal copper and precious metals mines, the Key West and Great Eastern, have been worked sporadically from the 1890s, when copper was discovered in the area. A third party currently controls the 140 acres of patented land and eight unpatented lode claims that encompass the Key West and Great Eastern mines, adjoining our mining claims. Our claims cover the on-strike extension of the mineralized zone to the northeast.

Geology and mineralization. The Hard Rock Johnson property is located within the historic Bunkerville Mining district, which produced platinum, palladium, gold, silver, copper, lead, nickel, tungsten and cobalt. The claims are situated within a northeast-trending belt of gneiss and schist that is crosscut by fault zones and intruded by irregular, coarse grained dikes. Precious and base metal mineralization is hosted within dikes that occur throughout the project area.

The zone of mineralization is over 2,000 feet wide and extends at least two miles in strike length along a north 70 degrees east structural zone that is parallel to the regional metamorphic foliation. The primary sulfides associated with platinum group metals are chalcopyrite, pyrite, pyrrhotite, and magnetite, which occur as disseminated grains and pods throughout the dikes. Platinum and nickel are most likely associated with magmatic pyrite.

Peter Lake, Saskatchewan, Canada

Location and access. The Peter Lake platinum group metals property, formerly named Reindeer Lake, is located near Peter Lake in northern Saskatchewan, Canada, approximately 190 air miles north/northeast from La Ronge, Saskatchewan. The property is accessible only by airplane or helicopter.

Land status. The Peter Lake property consists of six mining claim units covering approximately 32,000 hectares, or 78,500 acres, or about 122 square miles. We own 100% of the mining claim units. The Company is required to complete twelve dollars(Canadian) per hectare of exploration work on the properties by December, 2004 to keep the property in good standing.

Exploration history. The Peter Lake claims are a portion of the Peter Lake intrusive complex. In 1982, exploration geologists discovered platinum and palladium-bearing sulfides in this area. During the mid-1980s, additional exploration revealed that the lower gabbroic sequence contained platinum-palladium-copper-nickel occurrences spread over a strike length of approximately 81 miles. Additional exploration work was completed this year in the area by another company.

Geology and mineralization. The Peter Lake complex, with a length of 180 kilometers (approximately 112 miles) and a width of 30 kilometers (approximately 19 miles), is one of the largest layered complexes in the world. The Peter Lake complex represents reef type platinum group metals mineralization that has undergone some metamorphism and hydrothermal remobilization.

Two types of mineralization are present in the Archean aged Peter Lake layered complex. The lowermost sequence of the complex consists of primarily cumulate layering of anorthosite and pyroxenite with sulfides concentrated at the lithological boundaries. Metamorphism has altered pyroxenes to amphiboles and obliterated much of the layering. The thickness of this zone is approximately 2 kilometers. An upper sequence separated by a gneissic and granitic zone shows, in its basal part, textures that include marginal mixed magma textures, inclusion breccia zones and plagioclase-hornblende veinlets, as well as hosting ultramafic and mafic dikes. The upper sequence has a width of over 1.5 kilometers.

Other property disclosures

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In July 2000, we sold 15 unpatented claims in Kootenai County, Idaho, comprising the Silver Strand property to New Jersey Mining Company in exchange for 50,000 shares of its common stock valued at $5,000 and its commitment to spend a total of $200,000 on exploration and development of the property over a three year period ending in July 2003. We retained a 1.5% net smelter return production royalty, decreasing to 0.5% once we had received payments totaling $50,000, on the production of minerals from the Silver Strand property. During a three year period ending July, 2003, we would have been able to reacquire the property if New Jersey Mining Company did not complete the required expenditures or chose to terminate the purchase agreement. However, in July 2001, we transferred all of our interest in the Silver Strand property to Mine Systems Design, Inc., the majority stockholder of New Jersey Mining Company, in exchange for services rendered by Mine Systems to us valued at $22,500. We also transferred the 50,000 shares of New Jersey common stock received for the original property sale to Mine Systems Design. Therefore, as of July, 2001, we no longer hold any shares of New Jersey Mining Company, nor do we have any remaining interest in the Silver Strand Mine.

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In November 2001, we sold the Pyramid property, an exploration property consisting of five unpatented mining claims in Churchill County, Nevada, to Calumet Mining Company, a related party. Calumet Mining Company is a related party by virtue of the fact that Mr. Ryan, our chief financial officer and a director of our company, is also an officer and director of Calumet. Further, Thomas Mancuso, our chief operating officer, is a consultant to and major shareholder of Calumet Mining Company. The Pyramid property was sold to Calumet for 50,000 shares of the common stock of Calumet. We retained a net smelter return royalty in the property should the Pyramid be placed in production in the future. This transaction is not an "arms-length" transaction by virtue of the related character of the parties. Therefore, the consideration paid for the Pyramid may be considered as being totally arbitrary and not the product of substantial negotiation. In August, 2002 Calumet Mining Company was acquired by Western Goldfields, Inc. in a share exchange at the rate of 2 shares of Calumet for each one share of Western. As a result, we currently hold 25,000 shares of Western Goldfields, Inc.

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During the year ended September 30, 1998, we purchased, through the issuance of 150,000 shares of common stock, the Rae Wallace Company, which owned four patented mining claims located just north of Anchorage, Alaska. In May 1999, we sold the Rae-Wallace Company to another exploration company for $20,000 and retained a 2.5% net smelter return production royalty on the production of minerals from the property.

Our exploration process

This form SB-2 registration statement contains forward-looking statements that involve substantial risks and uncertainties. Investors and prospective investors in our common stock can identify these statements by forward-looking words such as "may," "will," "expect," "intend," "anticipate," "believe," "estimate," "continue" and other similar words. Statements that contain these words should be read carefully because they discuss our future expectations, make projections of our future results of operations or of our financial condition or state other "forward-looking" information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control. The factors listed in the sections captioned "Risk Factors" and "Management's Discussion and Analysis or Plan of Operation," as well as any cautionary language in this document provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Investors and prospective investors in our common stock should be aware that the occurrence of the events described in the "Risk Factors" and "Management's Discussion and Analysis or Plan of Operation" sections and elsewhere in this form SB-2 registration statement could have a material adverse effect on our business, operating results and financial condition.

Our exploration program is designed to acquire, explore and evaluate exploration properties in an economically efficient manner. We have not at this time identified or delineated any platinum group metals reserves on any of our properties.

Our current focus is primarily on the evaluation of our exploration properties, particularly the Lake Owen and Peter Lake properties on which we have chosen to focus. As indicated above, we have formulated specific exploration plans for our Lake Owen property, however, nothing specific has been formulated for Peter Lake at the date of this report. Depending on the amount of funds we have available, we may also conduct work in fiscal year 2003 on other of our portfolio properties.

We expect our exploration work on a given property to proceed generally in three phases. Our first phase typically begins with research of the available geologic literature, as well as personal interviews with geologists, mining engineers and others familiar with the prospect sites. When the research is completed, we augment this initial work with geologic mapping, geophysical testing and geochemical testing of our claims. We examine any existing workings, such as trenches, prospect pits, shafts or tunnels. If we identify an apparent mineralized zone and are able to narrow it down to a specific area, we begin trenching the area. Trenches are generally approximately 150 feet in length and 10 to 20 feet wide. These dimensions allow for a thorough examination of the surface of the vein structure types that we would expect to encounter at our properties. They also allow for efficient reclamation, re-contouring and re-seeding of disturbed areas. Once excavation of a trench is completed, samples are taken and analyzed for economically potential minerals that are known to have occurred in the area in question. Careful interpretation of the data collected from the various tests assists us in determining whether a prospect has current economic potential and whether further exploration is warranted.

Subject to obtaining the necessary permits in a timely manner, the first phase can typically be completed on an individual property in several months at a cost of less than $300,000. We have completed research on and examination of each of our properties, and have commenced sampling on our Lake Owen, Albany and McCormick Creek properties.

Our second phase would involve an initial examination of the underground characteristics of mineralization that has been identified at any particular property during the first phase of the exploration program. This phase is intended to identify any mineral deposits of potential economic importance. The methods employed would include:

- - - -	more detailed geologic mapping; more advanced geochemical and geophysical surveys; more extensive trenching; and exploration drilling.

Subject to obtaining the necessary permits in a timely manner, the second phase can typically be completed on an individual property in six to nine months at a cost of less than $1 million. None of our properties has reached the second phase.

Our third phase would be aimed at precisely defining depth, width, length, tonnage and value per ton of any deposit that has been identified. We would accomplish this through development drilling, metallurgical testing, and obtaining other pertinent technical information required to define an ore reserve and complete a feasibility study. Depending upon the nature of the particular deposit, the third phase on any one property could take 1 to 5 years or more and cost up to $20,000,000 or more.

We intend to explore and develop our properties ourselves, although our plans could change depending on the terms and availability of financing and the terms or merits of any joint venture proposals.

Environmental compliance

Our primary cost of complying with applicable environmental laws during exploration is likely to arise in connection with the reclamation of drill holes and access roads. Drill holes typically can be reclaimed for nominal costs, although the Bureau of Land Management recently promulgated new surface management regulations which may significantly increase those costs on Bureau of Land Management lands. Access road reclamation may cost up to $50,000 to $100,000 if road building has been done, and those costs too are likely to increase as the result of the new Bureau of Land Management regulations. As we are currently in the exploration stage on all of our properties, reclamation costs have not yet been incurred.

Legal proceedings

We are not a party to any pending litigation and to our knowledge, no action, suit or proceeding has been threatened against any of our officers or directors other than the following.

We have an outstanding judgment against us in the amount of $18,574.90 obtained by Nevada Southwest Investments, LLC relating to our prematurely vacating of our office in Reno, Nevada. The judgment against us bears interest at the rate of 18%. We are actively negotiating a payoff or payment schedule regarding this judgment.

We were also threatened with litigation by a former officer and director which was settled effective November 5, 2002 for a cash amount of $3,000 and an agreement terminate the lock-up on the sale of our securities which the former officer owns.

Employees

Currently, we have three employees. Two of the employees are full-time, and one is part-time.

Our offices

Until September 2002, we maintained our executive offices are located at 401 Front Avenue, Suite 1, Second Floor, Coeur d'Alene, Idaho 83814. In that month we vacated the space as a cost-cutting measure. We had leased this office space under a three-year lease for monthly rent payments of $2,656. We may be obligated for the balance of this lease (about twenty-four months) if the owner of the building is unable to find new tenants.

We had also maintained office facilities in Reno, Nevada until July, 2001. Although we had vacated this office space and attempted to sublet such space, we were obligated under a lease that required monthly payments of $1,775 until July 2002. The lessor in this case obtained a judgment against the Company in the amount of $18,574.29 which has not been paid and which bears interest at 18% per annum.

Our executive offices are located in the home of Kurt Hoffman in a portion of his home located at 4881 East Shoreline Drive, Post Falls, Idaho. The Company also leases a small industrial building near Coeur d'Alene, Idaho at 5968 Government Way, Dalton Gardens, Idaho where its technical staff maintains offices and company materials are located.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Our loss for the year ended September 30, 2002 was $1,168,171 which increased our total accumulated deficit as of September 30, 2002 to $8,315,106. We have inadequate cash to fund our planned acquisition and exploration activities and other operations during the next 12 months. These factors raise substantial doubts about our ability to continue as a going concern without raising significant additional capital. The Company has continued to fund itself on a month-to-month basis though loans from shareholders, officers, directors and other private parties and also through small private placements of its common stock.

The Company has substantial operational commitments to fund in order to maintain its land holdings as now configured. This includes work commitments on its Peter Lake property, annual assessment work requirements on its unpatented mining claims, as well as federal and county filing fees due on unpatented claims. The inability of the Company to raise substantial capital in the first quarter of the calendar year 2003 may severely impact its ability to explore and retain the properties described in this report. This is in particular applicable to the Peter Lake property which has required work commitments which can only be completed during the 2003 field season which begins in May and ends in October. However, the Company must have such funds in place in order to plan and execute its work program in a timely manner and to preserve its rights to its properties. Further, the Company must raise substantial funds prior to mid-August 2003 in order to pay claim fees due and owing on its unpatented mining claims. Failure to make these payments will result in the loss of its unpatented claims which make up all or most of the properties discussed in this document.

The Company may also be adversely affected by claims of its creditors. The Company at this time is technically insolvent in that its liabilities exceed its assets and secondly, in that it has been unable to make payments to its creditors in a timely fashion as they come due. The Company is indebted to trade creditors, professional service providers, officers, directors and shareholders who have provided loans to the Company, as well as to the Internal Revenue Service for back FICA tax withholdings. Although the Company has been successful to date in persuading its creditors to exercise patience and has also made certain arrangements with the Internal Revenue Service vis-a-vis collection of past due tax payments, there can be no assurance that such "standstill" arrangements will continue to be honored in the future. At anytime it is possible that some or all of such creditors may file lawsuits to collect amounts owing, attempt to place holds on demand and time deposits of the Company, or force insolvency proceedings upon the Company.

The severe shortage of capital also hinders our ability to retain highly skilled and qualified personnel who are a key to the future success of the Company. This lack of funding may have a demoralizing effect upon our employees, officers, and directors that may ultimately lead to poorer productivity or outright resignation. In such event, the ability of the Company to successfully implement its business plan as discussed herein would be severely hampered if not altogether thwarted.

Since February 2000, the exercise by Electrum LLC of its options to acquire our common stock, loans to the Company, and other private financing have generated funds to finance our activities. We have also entered into certain loan arrangements, principally with the major shareholders of the Company which we have utilized to fund our activities. As of September 30, 2002, we have borrowed approximately $1,062,358 from several of our largest stockholders. We need to seek additional financing from the public or private debt or equity markets to continue our business activities. There can be no assurance that lenders, principally our major shareholders, will continue to advance funds to us or that our efforts to obtain additional financing will be successful. For the reasons stated above, if we are unable to raise significant additional capital in the first half of 2003, it is unlikely that we will complete any exploration work on our properties. If we fail to raise the necessary capital by August 2003, it is likely we will lose some or all of our mineral properties.

If we are able to raise additional capital on acceptable terms, our primary business objective in 2003 will be to focus on exploring the Lake Owen property. We plan to spend from $500,000 to $750,000 during 2003 on property maintenance fees, scientific analyses of existing geologic data, and general exploration activities on the Lake Owen property. In addition, we anticipate spending from $300,000 to $500,000 on a selected basis on our other existing properties for reconnaissance and detailed exploration work, which may include geological mapping, geochemical sampling, and/or geophysical surveys. In particular, we will focus on satisfying the work requirements on our Peter Lake project, and on our Green Mountain property where there are commitments related to the mining leases with the State of Montana. Our exploration expenditures were $85,654 for the quarter ended September 30, 2002 and a total of $874,420 for the fiscal year.

At September 30, 2002, the Company has net operating loss carry forwards of approximately $3,860,000, which expire in the years 2001 through 2021. The net operating loss carry forwards do not include expenses that are not deductible for tax purposes, such as compensation expense, in the amount of $2,317,718 attributable to options and warrants issued to employees and consultants. The Company also owes to the Internal Revenue Service employment taxes of approximately $60,000 as of September 30, 2002.

Our management believes there is no current basis for the recognition of the value of the deferred tax assets derived from the net operating loss. At such time that our management believes that profitable operations are imminent, the value of any net operating loss then available will be used to determine the net deferred tax asset, if any, to be recognized.

MANAGEMENT

Officers and Directors

Pursuant to our bylaws, each director is elected by the stockholders to a term of one year and serves until his or her successor is elected and qualified. Each officer is elected by the board of directors to a term of one year and serves until his or her successor is duly elected and qualified, or until he or she is removed from office. Our board of directors has established a compensation committee consisting of J. Michael Sharratt and John Ryan. The board of directors has also established an audit committee consisting of Jeffrey M. Christian and Ishiung J. Wu.

The names, addresses, ages and positions of our officers and directors are set forth below:

Name and Address	Age	Positions
J. Michael Sharratt 3713 E. Easter Cir. N. Littleton, Colorado 80122	72	chairman of the board of directors
Kurt J. Hoffman 4881 E. Shoreline Post Falls, Idaho 83854	36	president, chief executive officer and a member of the board of directors
John P. Ryan 1519 Main Street #169 Hilton Head, South Carolina 29926	40	vice president, secretary/treasurer, chief financial officer and a member of the board of directors
Jeffrey M. Christian 30 Board Street 37th Floor New York, New York 10004	46	member of the board of directors

Bobby Cooper 5968 Government Way Dalton Gardens, Idaho 83816	53	member of the board of directors
Ishiung J. Wu 3537 Brighton Way Reno, Nevada 89509	57	member of the board of directors
Dave Mooney 5968 Government Way Dalton Gardens, Idaho 83816	41	vice president of exploration

Background of the officers and directors

J. Michael Sharratt became a member of the board and began serving as our chairman in August 2000. Mr. Sharratt is one of the most distinguished platinum-group explorationists in North America, with direct hands-on experience involving North America's most important PGM deposit. Prior to joining our board of directors, Mr. Sharratt served as vice chairman, from 1994 to 1997, and president, from 1992 to 1994, of Stillwater Mining Company. As vice president and senior director of mining and minerals for Manville Corp., the co-developer of the Stillwater platinum/palladium mine in Montana, Mr. Sharratt was a principal figure in the exploration and development of the Stillwater mining complex, the largest platinum group metals operation in North America. In addition to the evaluation and development of Stillwater, over his long career at Manville, where he began as an exploration geologist, Mr. Sharratt's responsibilities ultimately included all of Manville's mineral exploration projects worldwide and oversight responsibility for the ore development at nine operating mines in six countries. Mr. Sharratt is a member of the International Precious Metals Institute, where he serves as a director, as well as the Canadian Institute of Mining and Metallurgy and the Society of Mining Engineers.

Kurt Hoffman has served as our chief executive officer, president and a director since June 1998. With more than 17 years experience in the mining industry, Mr. Hoffman is primarily responsible for refocusing the Company on the acquisition and exploration of PGE properties. From March 1995 to June 1998, Mr. Hoffman was the owner and president of Kurt J. Hoffman Mining & Land Services, a private mining consulting firm that provided property sales, acquisitions and land management services for a number of U.S. based mining and timber companies. He has worked for Sunshine Mining Co., Mine Fabrication and Machine, Placer Mining Corp. and, in his capacity as a consultant, a number of other resource-related companies.

John Ryan serves as our chief financial officer, secretary and treasurer as well as being on the board of directors. Mr. Ryan was an early investor in Trend Mining and has held several posts over the past several years. Mr. Ryan has a broad frame of reference in the management and financing of development stage natural resource companies. He presently holds positions with Cadence Resources, a publicly traded energy exploration and development company; Western Goldfields, Inc. a publicly traded company focused on precious metal projects in the Western United States, as well as several other venture-stage technology and resource companies. Mr. Ryan is a former U.S. Naval Officer and obtained a Bachelor of Science in Mining Engineering from the University of Idaho and a Juris Doctor from Boston College Law School.

Jeffrey M. Christian was elected to the board of directors in August 2000. Mr. Christian is managing director of CPM Group, the leading independent precious metals research and consulting firm. Mr. Christian is a recognized figure in the precious metals industry and has been involved in much of the pioneering work applying economic analysis and econometric studies to gold, silver, and the platinum group metals markets. CPM Group's commentary and reports, including their annual surveys of these metals, are closely watched by the industry and investment community. CPM counts among its clients many of the world's largest mining companies, industrial users of precious metals, central banks, government agencies and financial institutions worldwide. Prior to founding CPM Group in 1986, Mr. Christian headed the precious metals and statistical work in the Commodities Research Group at J. Aron and Goldman Sachs from 1980 until 1986. In 1984, he became director of the department; in 1985 he served as group vice president. Mr. Christian is president and a director of the International Precious Metals Institute.

Bobby Cooper became a director in July 2002. Mr. Cooper has over thirty years of mining industry experience, most recently as CEO and president of Kennecott Corporation, a wholly owned subsidiary of Rio Tinto (RTZ). Prior to serving as CEO of Kennecott, Mr. Cooper held various other positions with Kennecott including chief operating officer and vice president of U. S. Mines. In addition to his roles with Kennecott, Mr. Cooper also held executive positions with Atlantic Richfield, Arch Mineral Company, Shell Oil Company, Inspiration Consolidated Copper, Thunder Basin Coal and Group Mining Executive RTZ.

Ishiung Wu became a director in August 2000. Dr. Ishiung Wu, co-founder and vice president of acquisitions for General Minerals Corporation, has over thirty years experience in mineral exploration management. As a former manager of exploration for Chevron Resources Company in North and South America, he was a member of a platinum working group which evaluated platinum group metals exploration models at the Stillwater complex, of which Chevron was the co-developer with Manville Corp. This exploration model was applied successfully in the location of the Lake Owen property (now controlled by Trend Mining) for Chevron and the subsequent discovery of multiple platinum group metals occurrences. Prior to his career at Chevron, Dr. Wu garnered extensive field experience, which was accompanied by several mineral discoveries, through his work with General Minerals, Exxon Minerals, Kennecott Exploration, and on properties of Cerro de Pasco and Compania de Minas Buenaventura. Dr. Wu holds an M.A. and Ph.D. in economic geology from Harvard University and is a fellow of the Society of Economic Geologists.

David G. Mooney has served as chief geologist since March 2000 and vice president of exploration since August 2001. Prior to joining our company, Mr. Mooney worked with Micon International Ltd., an international geological and mining consulting company, and provided consulting services to Stillwater Mining Company, North America's largest primary PGM producer. Mr. Mooney was responsible for initiating and setting up an exploration and acquisitions group within Stillwater Mining, and was charged with identifying and prioritzing the most attractive PGM exploration targets in North America. From July 1993 to November 1998, Mr. Mooney was with Lonmin Plc., one of the largest platinum producers in the world. Before leaving Lonmin, he held the position of chief geologist, where he was responsible for its platinum group exploration activities in the Bushveld, South Africa as well as the mineral resource management for the entire group. Prior to assuming this post, Mr. Mooney was chief geologist for Lonmin's Eastern Platinum Ltd. Mine, where he was responsible for all geological and geophysical interpretations, exploration, mineral resource estimations and grade control. Mr. Mooney was educated at Trinity College, Dublin and Rhodes University, South Africa from which he holds a Master of Science in Exploration Geology. Mr. Mooney is a member of the Geological Association of Canada, Society for Mining and Exploration as well as the Geological Society of South Africa.

EXECUTIVE COMPENSATION

Summary Compensation

Officers Compensation

The following table sets forth the compensation paid by us from October 1, 1999 through September 30, 2002, for each or our officers. This information includes the dollar value of base salaries, bonus awards and number of stock options granted, and certain other compensation, if any.

Summary Compensation Table

Long Term Compensation
Annual Compensation	Awards	Payouts
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Name and Principal Position [1]	Year	Salary ($)	Bonus ($)	Other Annual Compen- sation ($)	Restricted Stock Award(s) ($)	Securities Underlying Options / SARs (#)	LTIP Payouts ($)	All Other Compen- sation ($)
Kurt J. Hoffman President, CEO	2002 2001 2000	88,000 88,000 0	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0
John P. Ryan V.P., Secretary & Tresurer	2002 2001 2000	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0
Dave Mooney V.P.	2002 2001 2000	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0

[1] In 2002, Mr. Hoffman received $85,284 of his salary in cash and the remainder was deferred.

We anticipate paying the following salaries in 2003:

Kurt Hoffman John P. Ryan Dave Mooney	President Vice President, Secretary/Treasurer Vice President	$ $ $	88,000 48,000 80,000

Directors Compensation

The following table sets forth the compensation paid by us from October 1, 1999 through September 30, 2002, for each or our directors. This information includes the dollar value of base salaries, bonus awards and number of stock options granted, and certain other compensation, if any.

Summary Compensation Table

Long Term Compensation
Annual Compensation	Awards	Payouts
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Name	Year	Salary ($)	Bonus ($)	Other Annual Compen- sation ($)	Restricted Stock Award(s) ($)	Securities Underlying Options / SARs (#)	LTIP Payouts ($)	All Other Compen- sation ($)
Kurt J. Hoffman	2002 2001 2000	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0
John P. Ryan	2002 2001 2000	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0
J. Michael Sharratt	2002 2001 2000	0 0 0	0 0 0	0 0 0	0 0 0	0 0 $1,050	0 0 0	0 0 0
Jeffery Christian	2002 2001 2000	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0
Bobby Cooper	2002 2001 2000	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0
Ishiung J. Wu	2002 2001 2000	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0
Lovon Fausett (resigned)	2002 2001 2000	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0
Don Springer (resigned)	2002 2001 2000	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0
Geraldine Schimpf (resigned)	2002 2001 2000	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0
Robert Gee (resigned)	2002 2001 2000	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0
Bill Jacobson (resigned)	2002 2001 2000	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0
Grant Brackebusch (resigned)	2002 2001 2000	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0

Option/SAR Grants

The following grants of stock options, whether or not in tandem with stock appreciation rights ("SARs") and freestanding SARs have been made to our officers and/or directors and one former officer and director:

Name	Number of Securities Underlying Options SARs Granted	Number of Securities Underlying Options/SARs Granted During Last 12 Months	Exercise or Base Price ($/Sh)	Number of Options Exercised	Expiration Date
Lovon Fausett Don Springer Geraldine Schimpf Robert Gee Bill Jacobson Grant Brackebush	17,000 17,000 17,000 8,000 5,000 3,000	-0- -0- -0- -0- -0- -0-	$ $ $ $ $ $	0.50 0.50 0.50 0.50 0.50 0.50	-0- -0- -0- -0- -0- -0-	4/15/2003 4/15/2003 4/15/2003 4/15/2003 4/15/2003 4/15/2003

Long-Term Incentive Plan Awards

We do not have any long-term incentive plans that provide compensation intended to serve as incentive for performance.

There are no other stock option plans, retirement, pension, or profit sharing plans for the benefit of our officers and directors other than as described herein.

Employment Contracts

As of the date hereof, we have not entered into employment contracts with any of our officers and do not intend to enter into any employment contracts until such time as it profitable to do so.

Conflicts of Interest

At the present time, we do not foresee any direct conflicts of interest because we do not intend to acquire any additional properties. The only conflict that we foresee is our officers' and directors' devotion of time to projects that do not involve us

Indemnification

Under our Articles of Incorporation and Bylaws of the corporation, we may indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Delaware.

Regarding indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to directors or officers under Delaware law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

PRINCIPAL STOCKHOLDERS AND SELLING SHAREHOLDERS

The following table sets forth, as of the date of this prospectus, the total number of shares owned beneficially by each of our directors, officers and key employees, individually and as a group, and the present owners of 5% or more of our total outstanding shares. The table also reflects what their ownership will be assuming completion of the sale of all shares in this offering . The stockholder listed below has direct ownership of his shares and possesses sole voting and dispositive power with respect to the shares.

Name and Address Beneficial Owner [1]	Number of Shares Before Offering	Number of Shares After Offering Assuming all of the Shares are Sold	Percentage of Ownership After the Offering Assuming all of the Shares are Sold [10]
J. Michael Sharratt [2]	227,500	227,500	0.57%
Kurt J. Hoffman [3]	555,796	555,796	1.39%
John P. Ryan [4]	303,967	303,967	0.76%
Jeffrey M. Christian [5]	127,000	127,000	0.32%
Bobby Cooper	15,000	15,000	0.04%
Ishiung J. Wu [6]	30,000	30,000	0.07%
Dave Mooney [7]	142,500	142,500	0.35%
All Officers and Directors as a Group (7 person)	1,401,763	1,401,763	3.51%
Thomas S. Kaplan [8] c/o William Natbony, Esq. Rosenman & Colin LLP 575 Madison Avenue New York, NY 10022-2585	14,189,265	14,189,265	35.57%
Asher B. Edelman [9] c/o Edelman Companies 717 Fifth Avenue New York, NY 10022	4,693,100	1,393,100	3.49%

[1]	The address of each such person, unless otherwise noted, is c/o Trend Mining Company, 5968 Government Way, Dalton Gardens, Idaho 83816.
[2]	These shares include 200,000 shares issuable pursuant to an option exercisable within 60 days.
[3]	These shares include 309,300 shares issuable pursuant to an option exercisable within 60 days.
[4]	These shares include shares beneficially owned by others over which he has dispositive control and options to acquire 149,467 shares exercisable within 60 days.
[5]

Mr. Christian directly owns 7,000 shares, warrants exercisable within 60 days to acquire 15,000 shares and has voting and dispositive control with respect to 105,000 shares owned by CPM Group of which he is the controlling stockholder.

[6]	These shares include 15,000 shares issuable pursuant to an option exercisable within 60 days.
[7]	These shares include 112,500 shares issuable pursuant to an option exercisable within 60 days.
[8]

Mr. Kaplan has sole voting and dispositive control with respect to 1,000,000 shares owned by Tigris Financial Group Limited of which he is the sole stockholder. He also has voting and dispositive control with respect to 4,307,588 shares under the terms of a voting trust agreement. The amount reflects shares warrants, and options held by Mr. Kaplan, Tigris Financial Group Limited, Electrum LLC, and LCM Holdings, LDC.

[9]

Mr. Edelman has sole voting and dispositive control over 1,275,000 shares. The amount of 4,693,100 shares is comprised of shares, warrants and options owned by Asher B. Edelman, Edelman Value Partners, L.P., Edelman Value Fund, Ltd., LT II Partners, L.P., Edelman Family Partnership and Asher B. Edelman and Associates LLC.

[10]

These calculations are based upon a fully diluted number of shares being issued and outstanding which includes 29,650837 common shares, warrants outstanding to purchase 9,167,619 shares, and options outstanding to purchase 1,073,237 shares.

Selling Shareholders

The following table sets forth the name of each selling shareholder, the total number of shares owned prior to the offering, the percentage of shares owned prior to the offering, the number of shares offered, and the percentage of shares owned after the offering, assuming the selling shareholder sells all of his shares and we sell the maximum number of shares.

Name	Total number of shares owned prior to offering	Percentage of shares owned prior to offering	Number of shares being offered	Percentage of shares owned after the offering assuming all of the shares are sold in the offering
Michael Shultz Trustee for Alexandra Edleman	50,000	0.17%	50,000	0.00%
Michael Shultz Trustee for Danielle Edelman	50,000	0.17%	50,000	0.00%
Michael Shultz Trustee for Lisa Edelman	50,000	1.17%	50,000	0.00%
Edelman Value Partners, Limited Partnership	629,300	2.12%	625,000	0.01%
Edelman Value Fund, Ltd.	693,100	2.34%	660,500	0.11%
Edelman Family Partnership, L.P.	345,000	1.16%	345,000	0.00%
Asher B. Edelman	840,000	2.83%	840,000	0.00%

Irving Garinkel c/f Christopher Aser Edeleman UTMA/NY	165,000	0.56%	165,000	0.00%
The Wimbledon Edelman Select Opportunities Hedged Fund, LTD.	114,000	0.38%	114,000	0.00%
LT II Partners, L.P	426,000	0.38%	400,000	0.09%
Jack Schiff	720,000	2.43%	500,000	0.74%
Ignatz Arnstein	1,105,000	3.73%	1,000,000	0.35%
Martine Schenker	518,000	1.75%	500,000	0.06%
Abe Dushey	250,000	0.84%	250,000	0.00%
Bonnie Murugesu	100,000	0.34%	100,000	0.00%
Miriam Hausman	360,000	1.21%	300,000	0.20%
Charles Thorpe	240,000	0.81%	200,000	0.13%
College Rabbinque Congregation Dir Hadaiuir Israel B. Lowen	600,000	2.02%	500,000	0.34%
Dr. Joseph Schenker	10,000	0.03%	10,000	0.00%
Zachary Schenker	10,000	0.03%	10,000	0.00%
Bella-Debra Levy	10,000	0.03%	10,000	0.00%
Howard Schraub	1,391,187	4.69%	1,391,187	0.00%
Victor Morenstern	650,000	2.19%	500,000	0.51%
Joe Siegelbaum	160,000	0.54%	100,000	0.20%
Ron Nash	1,123,000	3.79%	300,000	2.78%
Karl Sudakoff	100,000	0.34%	100,000	0.00%
Henry Rothman	266,000	0.90%	250,000	0.05%
Western Goldfields	2,500,000	8.43%	2,500,000	0.00%
	13,821,187		11,821,187

Future Sales of Shares

A total of 29,650,837 shares of common stock are issued and outstanding. Of the 29,650,837 shares outstanding, 7,934,200 are freely tradeable and 21,716,637 are restricted securities as defined in Rule 144 of the Securities Act of 1933. Under Rule 144, the restricted shares can be publicly sold, subject to volume restrictions and restrictions on the manner of sale, commencing one year after their acquisition. Of the 21,716,637 restricted shares, 11,821,187 are being offered for sale by the selling shareholders in this offering.

Shares sold by Selling Shareholders may be immediately resold.

DESCRIPTION OF SECURITIES

Common Stock

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.01 per share, of which 29,650,837 shares were issued and outstanding at January 31, 2003. The holders of our common stock:

*	have equal ratable rights to dividends from funds legally available if and when declared by our board of directors;
*	are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;
*	do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and
*	are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

All shares of common stock now outstanding are fully paid for and non-assessable and all shares of common stock which are the subject of this offering, when issued, will be fully paid for and non-assessable. We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the State of Nevada for a more complete description of the rights and liabilities of holders of our securities.

Preferred Stock

We also have 20,000,000 shares of authorized preferred stock with a par value of $0.01 per share, with rights and preferences to be determined by our board of directors. One share of Series A preferred stock has been created and issued to Thomas S. Kaplan and, prior to October 1, 2002, requires the holder's approval of all stock and equity issuances until such time as none of Mr. Kaplan, Electrum LLC or Asher B. Edelman beneficially owns more than twenty percent of our outstanding stock. By mutual agreement of Mr. Kaplan and our board of directors, this single share was cancelled and is no longer outstanding as of October 1, 2002.

Options

As of September 30, 2002, we had outstanding options to purchase a total of 1,073,237 shares of common stock exercisable at an average price of $.85.

Warrants

We have outstanding warrants to purchase a total of 9,167,619 shares of common stock as follows: 7,954,761 shares at an exercise price of $0.40 per share until September 30, 2007; 1,212,858 shares at an exercise price of $1.00 with varying expiration dates ending September 30, 2007. All warrants are subject to certain adjustments with respect to stock splits, recapitalizations, stock dividends, combinations, consolidations and similar changes in the our capitalization.

Convertible debt

As of September 30, 2002, we owe $1,062,358 to shareholders, officers and directors for loans. Of these loans, $1,032,858 are convertible, at the discretion of the makers, at a rate of one unit for every $0.50 of debt. Each unit consists of one share of common stock and a warrant to purchase one share of common stock at a price of $0.50 per share, exercisable though January 30, 2007. If the $1,032,858 in loans were completely converted to common stock, we would issue 2,065,716 shares of common stock and 2,065,716 warrants. If the makers chose to exercise some or all of the warrants associated with these loans, we would receive a maximum of $1,032,858 in cash from such an exercise.

Registration Rights

Stockholders holding 8,607,588 shares of our common stock and warrants to acquire an additional 7,954,761 shares have unlimited demand registration rights. Further, a stockholder holding 250,000 warrants has the right to have the common stock underlying those warrants registered in our next registration statement. During the period from August 1, 2002 until January 8, 2003, we sold 8,455,000 shares of our common stock to private investors. Pursuant to this financing, we agreed to file a registration statement covering the future sale of these securities within fourteen days of closing of the offering. Aside from the shares being filed pursuant to the recent offering, the filing of this registration statement Atriggered@ the registration rights of the additional stockholders mentioned above, some of whom have chosen to exercise their registration rights and are included herein as selling shareholders.

Non-cumulative voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors. After this offering is completed, the present stockholder will own approximately 55.56% of our outstanding shares.

Cash dividends

As of the date of this prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Anti-Takeover Provisions

There are no Delaware anti-takeover provisions that may have the affect of delaying or preventing a change in control.

Reports

We are not be required to furnish you with an annual report. Further, we will not voluntarily send you an annual report. We will be required to file reports with the SEC under section 13 of the Securities Exchange Act of 1934. The reports will be filed electronically. The reports we will be required to file are Forms 10-KSB, 10-QSB, and 8-K. You may read copies of any materials we file with the SEC at the SECs Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that will contain copies of the reports we file electronically. The address for the Internet site is www.sec.gov.

Stock Transfer Agent

Our stock transfer agent for our securities is Corporate Stock Transfer, 3200 Cherry Creek Drive South, Suite 430, Denver, Colorado 80209 and its telephone number is (303) 282-4800.

CERTAIN TRANSACTIONS

General Minerals Corporation

Effective July 27, 1999, we entered into the Lake Owen option agreement with General Minerals Corporation. The primary terms and conditions of that option agreement are described in Item 1 of Part I under the heading "Exploration Properties - Lake Owen, Wyoming." The Lake Owen option agreement was amended in June 2000. Pursuant to that amendment, General Minerals agreed to give up certain anti-dilution protections and the right to participate in future stock offerings. In return, we issued to General Minerals in June 2000 an additional 200,000 shares of our common stock valued at $120,000, and warrants to purchase an additional 200,000 shares of our common stock at any time during a two-year period ending in June 2002 at $0.70 per share. In addition, in connection with the amendment of the Lake Owen option agreement, General Minerals exercised its rights under the original option agreement to purchase 416,961 shares of our common stock for an aggregate purchase price of $23,351.

On February 11, 2002 General Minerals sold its remaining interest in the Lake Owen Option Agreement to a group of private investors. However, General Minerals did retain its royalty interest in the property, which is dependant upon and linked to the royalty originally reserved by Chevron Minerals. Subsequently, on March 15, 2002, the Company exercised its option to acquire 100% of the Lake Owen property by issuing to the private investors referred to above 1,100,000 shares of the restricted common stock of the Company. This transaction eliminated the requirement of the Company to make any further cash work commitments on the property and vested 100% ownership of the property with the Company. General Minerals is no longer a major shareholder of the Company.

Thomas S. Kaplan, Tigris Financial Group Ltd. & Electrum LLC,

On December 29, 1999, we entered into a stock purchase agreement with Tigris Financial Group Ltd., under which Tigris purchased 1,000,000 shares of our common stock for $100,000, and was granted rights to acquire additional common stock and warrants. Tigris is solely owned by Thomas S. Kaplan, who beneficially owns approximately 50 percent of our common stock. Tigris has assigned certain of its rights under the stock purchase agreement to Electrum LLC. Mr. Kaplan has, pursuant to a voting trust agreement voting and dispositive control of all of our securities owned by Electrum LLC. Because our securities are a significant asset of Electrum, and which are controlled by Mr. Kaplan, Electrum is an affiliate of Tigris. A similar statement may be made Relative to LCM Holdings, LDC.

The stock purchase agreement was amended in June 2000. Pursuant to that amendment, Electrum agreed to give up certain anti-dilution protections in exchange for the right to acquire additional shares of our common stock and certain preemptive rights. The preemptive rights were terminated in July 2000.

Pursuant to the stock purchase agreement, Electrum acquired 3,500,000 shares of our common stock for an aggregate purchase price of $490,000 in March 2000, 1,597,588 shares for an aggregate purchase price of $100,000 in June 2000, and an additional 4,740,174 shares for an aggregate purchase price of $545,020 in August and September 2000. Also pursuant to the stock purchase agreement and in exchange for a cash payment of $10,000, we issued in June 2000 a warrant to Electrum to purchase an additional 7,979,761 shares of our common stock for an aggregate purchase price of $3,191,900, exercisable in whole or in part through September 30, 2003. Electrum assigned 3,530,174 shares of our common stock in connection with its acquisition of those shares and 500,000 warrants. Subsequently, Electrum has assigned an additional 2,000,000 shares and 500,000 warrants. Tigris and Electrum own approximately 41% of our outstanding common stock and, upon exercise of their warrants and assuming we have issued no other shares, would own approximately 61% of our then outstanding common stock.

In addition, under the stock purchase agreement, Tigris and Electrum have the right to proportional representation on our board of directors, and we agreed to retain the CPM Group as financial advisors. Tigris and Electrum have not exercised their rights to representation on our board of directors. We also agreed that at the request of Tigris, we would use reasonable efforts to divest ourselves of our silver exploration properties. Tigris and Electrum have demand registration rights. In November 2000, Electrum requested that we register all of the common stock, warrants and common stock underlying the warrants currently held by Tigris and Electrum and assigned by Electrum to others.

In November 2000, we entered into an agreement with Electrum under which we have borrowed $135,000 to fund certain expenses. The loan bears interest at the annual rate of 8% and is due upon the earlier to occur of the closing of a public or private debt or equity financing or December 1, 2005. In December 2000, we entered into an agreement with Electrum under which we borrowed $200,000 of the $250,000 available to fund our operating costs, with our specific uses of funds approved in advance by Electrum. No additional funds are available under this agreement. The loan obtained under this agreement bears interest at an annual rate of 8% payable semi-annually in arrears, and is due upon the earlier to occur of the closing of a public or private debt or equity financing or June 30, 2001.

In connection with these loan agreements, in February 2001, we granted to Electrum warrants to purchase 285,000 shares of our common stock at $1.50 per share, exercisable through September 30, 2003. Electrum may also elect to be repaid the total amounts outstanding under both loans in "units" of Trend securities, at the rate of one unit per each $1.25 owed. Each unit would consist of one share of our common stock and a warrant to purchase one share of our common stock at $1.50 per share, exercisable through September 30, 2003. Electrum has agreed that at least $100,000 of the November 2000 loan will be repaid in units.

On March 12, 2001 we entered into an agreement with Electrum under which we had the right to borrow up to an additional $50,000 to fund our operation costs, with the same interest and repayment terms as the December loan agreement. Under this agreement, in March 2001, we granted to Electrum warrants to purchase 50,000 shares of our common stock at $1.50 per share, exercisable through September 30, 2006. We also agreed to extend through September 30, 2006 the expiration dates of the warrants to acquire 7,979,761 shares issued under the stock purchase agreement and the warrants to acquire 285,000 shares issued under the December loan agreement.

Pursuant to a 2002 agreement (AThe January 30, 2002 Financing Agreement@) to readjust certain terms of loans and warrants, the Company borrowed an additional $150,000 from Electrum and Electrum waived accrued interest owed by the Company as of January 29, 2002 totaling $37,384. In consideration of the additional loan and waiver, the Company issued to Electrum additional warrants to purchase 150,000 shares of common stock for $1.00 per share through January 30, 2007. Electrum may, in its sole discretion, elect to be repaid the $150,000 loan by converting the amount outstanding into units of the Company's securities, at the rate of one unit per $0.50 of loans converted. Each unit consists of one share of common stock and a warrant to purchase one share of common stock at a price of $0.50 per share, exercisable though January 30, 2007. In addition, the Company and Electrum agreed to amend the prior loan agreements to reduce the conversion rate of the existing units, previously at a rate of one unit per $1.25 of loans converted to a rate of one unit per $0.50 of loans converted and to reduce the exercise price of the warrants included in the units from $1.50 to $1.00 per share. In addition, the exercise price of warrants included in the units to purchase a total of 520,000 shares of common stock, owned by Electrum, was reduced from a price of $1.50 per share to $1.00 per share and the exercise term of each such warrant was extended for a period of one year.

Following our reincorporation in Delaware, we issued to Mr. Kaplan in a private placement one share of Series A preferred stock. The terms of the Series A preferred stock provided that each issuance by us of common stock, preferred stock, options, warrants or other equity securities would require the written consent of Mr. Kaplan or the then current holder of the Series A preferred stock. By mutual agreement of Mr. Kaplan and the Board of Directors, the share was cancelled effective October 1, 2002.

LCM Holdings LDC

LCM Holdings, LDC loaned the Company $119,445 in a note dated October 22, 2001. One warrant is attached to each dollar of debt with a strike price of $1.50, exercisable through January 9, 2004. The fair value of these warrants, estimated on the grant date using the Black-Scholes Option Price Calculation, was $9,036. On January 30, 2002, LCM Holdings, LDC forgave interest due in the amount of $2,129 for the adjustment to the conversion feature, such as Electrum was granted, described above. During 2002, LCM Holdings, LDC loaned the Company $113,413. These loans have the warrants and conversion features attached to them similar to those granted Electrum as described above.

CPM Group

CPM Group is managed and wholly owned by Jeffrey M. Christian, a director of our company. CPM Group performs various services for us, including public and shareholder relations, research and market intelligence on platinum group metal markets and financial advisory functions in connection with possible mergers and acquisitions. CPM Group has not performed services for and is not affiliated with Tigris or Electrum.

Howard Schraub

Mr. Schraub has been a shareholder of the Company for several years. Subsequent to the end of the fiscal year, on October 29, 2002, the Company signed a business consultant agreement with Mr. Schraub to assist the Company in raising capital and in introducing the Company to various investment funds, private investors, hedge funds, or other financial sources. This agreement calls for his compensation to perform these duties to be 50,000 shares of restricted stock per month, and an additional $10,000 per month in value of restricted stock calculated at the close on or nearest to the 15th day of each month. This agreement was made retroactive to August 1, 2002, however, all shares issued were issued on or about October 29, 2002. An adjustment has been added to our financial statements to reflect the retroactive payment as consulting expenses incurred in August and September, 2002.

LITIGATION

Several of our vendors have threatened to take legal action to recover sums owed to them. Additionally, one vendor, Nevada Southwest Investments LLC, dba Reno Business Park, has filed and obtained a judgment against us in the Second Judicial District, Washoe County, Nevada to collect the amount of $17,608.29 due under a rental lease agreement for our office space we chose to vacate. We did not contest this action since we had no basis to do so. This court judgment, unless paid, may ultimately result in liens against our bank account, our other assets, or our mineral properties. Such liens may have the impact of reducing our capability to remain as a going concern.

Additionally, both the State of Idaho and the Internal Revenue Service have threatened to impose liens against our bank account, other assets, or our mineral properties unless we adhere to a rigorous payment schedule imposed by these entities to repay past due withholding taxes. We may be unable to comply with this schedule due to funding constraints, in which case, actions by these entities may severely hamper our ability to maintain the Company as a going concern.

We were also threatened with litigation by a former officer and director which was settled effective November 5, 2002 for a cash amount of $3,000 and an agreement terminate the lock-up on the sale of our securities which the former officer owns.

EXPERTS

Our financial statements for the fiscal years ending September 30, 2001 and September 30, 2002, included in this prospectus have been audited by Williams & Webster, P.S. Certified Public Accountants, 601 West Riverside Avenue, Suite 1940, Spokane, Washington 99201, telephone (509) 838-5111 as set forth in his report included in this prospectus.

LEGAL MATTERS

Conrad C. Lysiak, Attorney at Law, 601 West First Avenue, Suite 503, Spokane, Washington 99201, telephone (509) 624-1475 will pass upon the legality of the shares offered hereby.

FINANCIAL STATEMENTS

Our fiscal year end is September 30. We will provide audited financial statements to our stockholders on an annual basis; the statements will be prepared by an Independent Certified Public Accountant.

Our audited financial statement for the period ended September 30, 2002 and 2001, immediately follow:

INDEPENDENT AUDITOR'S REPORT	F-1
FINANCIAL STATEMENTS Balance Sheet Statement of Operations Statement of Stockholders' Equity Statement of Cash Flows	F-2 F-3 F-4 F-5 F-6 F-7
NOTES TO THE FINANCIAL STATEMENTS	F-8

Board of Directors
Trend Mining Company
Coeur d'Alene, Idaho

INDEPENDENT AUDITOR'S REPORT

We have audited the accompanying balance sheets of Trend Mining Company (an exploration stage company) as of September 30, 2002 and 2001, and the related statements of operations and comprehensive loss, stockholders' equity (deficit), and cash flows for the years then ended and for the period from October 1, 1996 (inception of exploration stage) to September 30, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Trend Mining Company as of September 30, 2002 and 2001, and the results of its operations and its cash flows for the years then ended, and for the period from October 1, 1996 (inception of exploration stage) to September 30, 2002, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company's significant operating losses raise substantial doubt about its ability to continue as a going concern. Management's plans regarding the resolution of this issue are also discussed in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Williams & Webster, P.S.
Williams & Webster, P.S.
Certified Public Accountants
Spokane, Washington
December 2, 2002

TREND MINING COMPANY (An Exploration Stage Company) BALANCE SHEETS
	September 30, 2002	September 30, 2001
ASSETS
CURRENT ASSETS
Cash	$2,281	$24,954
Equipment held for resale	-	4,000
TOTAL CURRENT ASSETS	2,281	28,954
MINERAL PROPERTIES	-	-
PROPERTY AND EQUIPMENT, net of depreciation	25,929	22,362
OTHER ASSETS
Investments	250	-
TOTAL ASSETS	$28,460	$51,316
LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES
Accounts payable	$492,250	$1,022,319
Accounts payable to directors and officers	-	8,122
Accrued expenses	100,542	108,639
Interest payable	52,298	29,143
Loans payable to stockholders	1,062,358	669,000
Current portion of long-term debt	2,897	3,564
TOTAL CURRENT LIABILITIES	1,710,345	1,840,787
LONG-TERM DEBT, net of current portion	12,161	7,072
COMMITMENTS AND CONTINGENCIES	-	-
STOCKHOLDERS' DEFICIT
Preferred stock, $0.01 par value, 20,000,000
shares authorized; 1 share issued and outstanding	-	-
Common stock, $0.01 par value, 100,000,000
shares authorized; 22,588,435 and 18,755,970 shares issued and outstanding, respectively	225,884	187,559
Additional paid-in capital	5,012,134	3,772,857
Stock options and warrants	1,383,042	1,389,976
Pre-exploration stage accumulated deficit	(558,504)	(558,504)
Accumulated deficit during exploration stage	(7,756,602)	(6,588,431)
TOTAL STOCKHOLDERS' DEFICIT	(1,694,046)	(1,796,543)
TOTAL LIABILITIES AND
STOCKHOLDERS' DEFICIT	$28,460	$51,316

The accompanying notes are an integral part of these financial statements.

TREND MINING COMPANY (An Exploration Stage Company) STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	Year Ended September 30, 2002	Year Ended September 30, 2001	Period from October 1, 1996 (Inception of Exploration Stage) to September 30, 2002

REVENUES	$-	$-	$-
EXPENSES
Exploration expense	874,420	410,553	2,764,787
General and administrative	370,468	792,024	1,795,891
Officers and directors compensation	108,035	738,047	1,242,140
Legal and professional	72,691	631,901	1,089,272
Depreciation	9,460	17,815	38,386
Total Expenses	1,435,074	2,590,340	6,930,476
OPERATING LOSS	(1,435,074)	(2,590,340)	(6,930,476)
OTHER INCOME (EXPENSE)
Dividend and interest income	-	59	6,398
Gain (loss) on disposition and impairment of assets	8,372	-	(179,854)
Loss on investment sales	-	(55,081)	(53,772)
Financing expense	(91,544)	(749,605)	(911,513)
Interest expense	(93,085)	(45,068)	(139,804)
Miscellaneous income	1,086	2,681	10,345
Forgiveness of debt	442,074	-	442,074
Total Other Income (Expense)	266,903	(847,014)	(826,126)

LOSS BEFORE INCOME TAXES	(1,168,171)	(3,437,354)	(7,756,602)
INCOME TAXES	-	-	-
NET LOSS	(1,168,171)	(3,437,354)	(7,756,602)
OTHER COMPREHENSIVE INCOME
Change in market value of investments	-	413	-
NET COMPREHENSIVE LOSS	$(1,168,171)	$(3,436,941)	$(7,756,602)
BASIC AND DILUTED NET LOSS PER SHARE	$(0.06)	$(0.19)
WEIGHTED AVERAGE NUMBER OF
COMMON SHARES OUTSTANDING	19,506,979	18,485,774

The accompanying notes are an integral part of these financial statements.

TREND MINING COMPANY (An Exploration Stage Company) STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
	Common Stock		Additional Paid-in Capital	Stock Options and Warrants	Accumulated Deficit	Other Comprehensive Income (Loss)	Total
	Number of Shares	Amount

Balance, October 1, 1996	1,754,242	$17,542	$663,218	$-	$(558,504)	$-	$122,256
Common stock issuances as follows:
- for cash at $0.50 per share	200,000	2,000	98,000	-	-	-	100,000
- for payment of liabilities and expenses at
$0.50 per share	45,511	455	22,301	-	-	-	22,756
Net loss for the year ended September 30, 1997	-	-	-	-	(128,614)	-	(128,614)
Balance, September 30, 1997	1,999,753	19,997	783,519	-	(687,118)	-	116,398
Issuance of common stock as follows:
- for mineral property at $0.50 per share	150,000	1,500	73,500	-	-	-	75,000
- for lease termination at $0.50 per share	12,000	120	5,880	-	-	-	6,000
- for debt at $0.50 per share	80,000	800	39,200	-	-	-	40,000
- for cash at $0.20 per share	7,500	75	1,425	-	-	-	1,500
- for compensation at $0.50 per share	9,000	90	4,410	-	-	-	4,500
Issuance of stock options for financing activities	-	-	-	2,659	-	-	2,659
Net loss for the year ended September 30, 1998	-	-	-	-	(119,163)	-	(119,163)
Change in market value of investments	-	-	-	-	-	117,080	117,080
Balance, September 30, 1998	2,258,253	22,582	907,934	2,659	(806,281)	117,080	243,974
Common stock issuances as follows:
- for cash at an average of $0.07 per share	555,000	5,550	35,450	-	-	-	41,000
- for prepaid expenses at $0.33 per share	50,000	500	16,000	-	-	-	16,500
- for consulting services at an average of $0.20
per share	839,122	8,391	158,761	-	-	-	167,152
- for mineral property at $0.13 per share	715,996	7,160	82,470	-	-	-	89,630
- for officers' compensation at an average of
$0.24 per share	300,430	3,004	70,522	-	-	-	73,526
- for debt, investment and expenses at $0.30 per share	9,210	92	2,671	-	-	-	2,763
- for directors' compensation at an average of
$0.25 per share	16,500	165	3,960	-	-	-	4,125
- for rent at $0.25 per share	1,000	10	240	-	-	-	250
- for equipment at $0.30 per share	600,000	6,000	174,000	-	-	-	180,000
Net loss for the year ended September 30, 1999	-	-	-	-	(716,759)	-	(716,759)
Other comprehensive loss	-	-	-	-	-	(79,179)	(79,179)
Balance, September 30, 1999	5,345,511	53,454	1,452,007	2,659	(1,523,040)	37,901	22,982
Common stock and option issuances as follows:
- for employee, officer and director
compensation at an average of
$0.61 per share	231,361	2,314	140,446	15,820	-	-	158,580
- for officers' and directors' compensation
at an average of $1.19 per share	11,500	115	13,615	-	-	-	13,730
- for services at an average of $0.47 per share	530,177	5,302	246,333	-	-	-	251,635
- for mineral property at $0.89 per share	1,000,000	1,000	88,000	-	-	-	89,000
- for investments at $0.33 per share	200,000	2,000	64,000	-	-	-	66,000
- for cash at $0.08 per share	456,247	4,562	28,969	-	-	-	33,531
- for cash, options and warrants	100,000	10,000	2,414	87,586	-	-	100,000
- for incentive fees at $0.33 per share	65,285	653	20,891	-	-	-	21,544
- for deferred mineral property acquisition
costs at $0.13 per share	129,938	1,299	14,943	-	-	-	16,242
- for modification of stockholder agreement
at $0.60 per share	200,000	2,000	118,000	30,000	-	-	150,000
- for modification of stockholder agreement	-	0	4,262	10,379	-	-	14,641
- from exercise of options at $0.12 per share	9,962,762	99,628	1,103,016	(37,524)	-	-	1,165,120
Cash received for the issuance of common stock
warrants for 7,979,761 shares of stock	-	-	-	10,000	-	-	10,000
Miscellaneous common stock adjustments	(5)	-	-	-	-	-	-
Net loss for the year ended September 30, 2000	-	-	-	-	(2,186,541)	-	(2,186,541)
Other comprehensive income (loss)	-	-	-	-	-	(38,314)	(38,314)
Balance, September 30, 2000	18,232,776	$182,327	$3,296,897	$118,920	$(3,709,581)	$(413)	$(111,850)

The accompanying notes are an integral part of these financial statements.

TREND MINING COMPANY (An Exploration Stage Company) STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT) (continued)
	Common Stock		Additional Paid-in Capital	Stock Options and Warrants	Accumulated Deficit	Other Comprehensive Income (Loss)	Total
	Number of Shares	Amount
Balance, September 30, 2000	18,232,776	$182,327	$3,296,897	$118,920	$(3,709,581)	$(413)	$(111,850)
Common stock and option issuances as follows:
- for cash of $1.00 per share	192,000	1,920	190,080	-	-	-	192,000
- for cash and consulting services from
options for $0.39 per share	33,333	333	12,737	(3,070)	(2,173)	-	10,000
- for services at an average of $0.92 per share	13,700	137	12,463	-	-	-	12,600
- for officer and employee compensation at
$1.13 per share	5,200	52	5,828	-	-	-	5,880
- for payment of accrued officer's compensation
at $1.35 per share	10,000	100	13,400	-	-	-	13,500
- for consulting services at an average of $0.77 per share	45,461	455	34,247	-	-	-	34,702
- for directors' compensation at $0.85 per share	75,000	750	63,000	-	-	-	63,750
- for modification of contract at $0.78 per share	3,000	30	2,310	-	-	-	2,340
- for interest payment on contract
at an average of $0.80 per share	10,000	100	7,900	-	-	-	8,000
- for mineral property expenses at $0.85 per share	1,000	10	840	-	-	-	850
- for debt at $1.00 per share	134,500	1,345	133,155	-	-	-	134,500
Options issued to officers, directors and employees for services	-	-	-	354,000	-	-	354,000
Warrants issued as follows:					107,700
- for consulting services	-	-	-	170,521	-	-	170,521
- for loan agreements	-	-	-	141,547	-	-	141,547
- for extension of exercise period
on outstanding warrants	-	-	-	608,058	-	-	608,058
Net loss for the year ended September 30, 2001	-	-	-	-	(3,437,354)	-	(3,437,354)
Other comprehensive income	-	-	-	-	-	413	413
Balance, September 30, 2001	18,755,970	187,559	3,772,857	1,389,976	(7,146,935)	-	(1,796,543)
Common stock and option issuances as follows:
- for cash at $0.10 per share	2,500,000	25,000	225,000	-	-	-	250,000
- for a note payable at $1.00 per share	25,000	250	24,750	-	-	-	25,000
- for consulting fees payable at $0.55 per share	12,536	126	6,769	-	-	-	6,895
- for mineral properties at $0.70 per share	1,100,000	11,000	759,000	-	-	-	770,000
- for services at an average of $0.49 per share	112,500	1,125	53,625	-	-	-	54,750
- for financing expense at an average of $0.44 per share	82,429	824	35,369	-	-	-	36,193
Options issued to officers, directors and employees for services	-	-	-	29,528	-	-	29,528
Warrants issued as follows:							-
- for loan agreements	-	-	-	55,352	-	-	55,352
Expiration of stock options and warrants	-	-	91,814	(91,814)	-	-	-
Interest expense forgiven by shareholders	-	-	42,950	-	-	-	42,950
Net loss for the year ended September 30, 2002	-	-	-	-	(1,168,171)	-	(1,168,171)
Balance, September 30, 2002	22,588,435	$225,884	$5,012,134	$1,383,042	$(8,315,106)	$-	$(1,694,046)

The accompanying notes are an integral part of these financial statements.

TREND MINING COMPANY (An Exploration Stage Company) STATEMENTS OF CASH FLOWS
	Year Ended September 30, 2002	Year Ended September 30, 2001	Period from October 1, 1996 (Inception of Exploration Stage) to September 30, 2002
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,168,171)	$(3,437,354)	$(7,756,602)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation	9,460	17,815	38,386
Loss on investment sales	-	55,081	58,928
Loss on disposition and impairment of assets	-	-	188,226
Gain on sale of mineral property claims for securities	(500)	-	(500)
Gain on trade-in of property and equipment	(7,872)	-	(7,872)
Interest expense forgiven by shareholders	23,566	-	23,566
Common stock issued for services
and expenses	90,943	58,392	633,549
Common stock issued for payables	31,895	-	31,895
Common stock and options issued as compensation	29,528	437,130	721,119
Stock options and warrants issued for financing activities	55,352	749,605	822,257
Common stock and warrants issued to acquire mineral
property options	770,000	-	1,114,873
Warrants issued for consulting fees	-	170,521	170,521
Common stock issued for incentive fees	-	-	21,544
Investment traded for services	-	22,539	22,539
Changes in assets and liabilities:
Inventory	-	-	3,805
Prepaid expenses	-	1,725	-
Accounts payable	(538,190)	696,113	585,315
Accrued expenses	(8,097)	91,149	26,357
Interest payable	23,155	27,185	23,155
Net cash used by operating activities	(688,931)	(1,110,099)	(3,278,939)
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of equipment	1,200	-	35,126
Proceeds from sale of mineral property	-	-	20,000
Purchase of furniture and equipment	(4,500)	-	(41,695)
Proceeds from investments sold	-	30,143	101,430
Net cash provided by investing activities	(3,300)	30,143	114,861
CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on notes payable and short-term borrowings	(3,299)	(2,745)	(8,756)
Sale of warrants for common stock	-	-	10,000
Proceeds from short-term borrowings	422,857	888,500	1,353,357
Sale of common stock, subscriptions
and exercise of options	250,000	117,000	1,808,151
Net cash provided by financing activities	669,558	1,002,755	3,162,752
NET DECREASE IN CASH	(22,673)	(77,201)	(1,326)
CASH, BEGINNING OF PERIOD	24,954	102,155	3,607
CASH, END OF PERIOD	$2,281	$24,954	$2,281

TREND MINING COMPANY (An Exploration Stage Company) STATEMENTS OF CASH FLOWS
	Year Ended September 30, 2002	Year Ended September 30, 2001	Period from October 1, 1996 (Inception of Exploration Stage) to September 30, 2002
SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid	$1,302	$559	$3,512
Income taxes paid	$-	$-	$-
NON-CASH FINANCING AND INVESTING ACTIVITIES:
Common stock and warrants issued to acquire
mineral properties	$-	$-	$344,873
Common stock issued to acquire mineral property	$770,000	$-	$845,000
Common stock issued for acquisition of
mining equipment	$-	$-	$180,000
Common stock issued for services and expenses	$90,943	$58,392	$633,549
Common stock issued for investment	$-	$-	$67,000
Common stock issued for debt	$31,895	$134,500	$207,237
Common stock issued for incentive fees	$-	$-	$21,544
Common stock and options issued as compensation	$-	$437,130	$691,591
Options issued to officers, directors and employees for services	$29,528	$-	$383,528
Stock options and warrants issued for financing activities	$55,352	$749,605	$822,257
Warrants issued for consulting fees	$-	$170,521	$170,521
Deferred acquisition costs on mining property	$-	$-	$46,242
Purchase of equipment with financing agreement	$7,721	$-	$21,814
Investments received for mineral property	$500	$-	$5,500
Investments traded for services	$-	$22,539	$22,539
Equipment for loans payable	$4,500	$-	$4,500

The accompanying notes are an integral part of these financial statements.

TREND MINING COMPANY
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
September 30, 2002

NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS

Trend Mining Company (formerly Silver Trend Mining Company) ("the Company") was originally incorporated on September 7, 1968 under the laws of the State of Montana for the purpose of acquiring, exploring and developing mining properties. From 1984 to late 1996, the Company was dormant. In November 1998, the Company changed its focus to exploration for platinum and palladium related metals. In February 1999, the Company changed its name from Silver Trend Mining Company to Trend Mining Company to better reflect the Company's change of focus to platinum group metals. The Company conducts operations primarily from its offices in Coeur d'Alene, Idaho. The Company has elected a September 30 fiscal year-end.

In March 28, 2001, the Company reincorporated in Delaware. Under its amended certificate of incorporation, Trend has authorized the issuance of 100,000,000 shares of common stock with a par value of $0.01 per share and 20,000,000 shares of authorized preferred stock with a par value of $0.01, with rights and preferences to be determined by the Company's board of directors. One share of Series A preferred stock has been created and issued to Mr. Thomas S. Kaplan and requires the holder's approval for all stock and equity issuances. See Note 4.

The Company is actively seeking additional capital. Management believes that additional stock can be sold to enable the Company to continue to fund its property acquisition and platinum group metals exploration activities, however, management is unable to provide assurances that it will be successful in obtaining sufficient sources of capital.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies is presented to assist in understanding the Company's financial statements. The financial statements and notes rely on the integrity and objectivity of the Company's management. These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the financial statements.

Accounting Method
The Company's financial statements are prepared using the accrual method of accounting.

Basic and Diluted Loss per Share
Basic and diluted loss per share are computed by dividing the net loss by the weighted average number of shares outstanding during the year or period. The weighted average number of shares is calculated by taking the number of shares outstanding and weighting them by the length of time that they were outstanding.

Outstanding options and warrants representing 10,240,856 and 10,194,561 shares as of September 30, 2002 and 2001, respectively, have been excluded from the calculation of diluted loss per share as they would be antidilutive.

Cash and Cash Equivalents
For purposes of its statement of cash flows, the Company considers all short-term debt securities purchased with a maturity of three months or less to be cash equivalents.

TREND MINING COMPANY
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
September 30, 2002

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Compensated Absences
The Company's employees are entitled to paid vacation, paid sick days and personal days off depending on job classification, length of service and other factors. The Company estimates that the amount of compensation for future absences is minimal and immaterial for the periods ended September 30, 2002 and 2001. Accordingly, no liability has been recorded in the financial statements. The Company's policy is to recognize the cost of compensated absences when compensation is actually paid to employees.

Comprehensive Income (Loss)
The Company reports comprehensive income (loss) in accordance with Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income." Amounts are reported net of tax and include unrealized gains or losses on available for sale securities.

Derivative Instruments
The Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of SFAS No. 133," and SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities," which is effective for the Company as of January 1, 2001. These standards establish accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. They require that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value.

If certain conditions are met, a derivative may be specifically designated as a hedge, the objective of which is to match the timing of gain or loss recognition on the hedging derivative with the recognition of (i) the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or (ii) the earnings effect of the hedged forecasted transaction. For a derivative not designated as a hedging instrument, the gain or loss is recognized in income in the period of change.

Historically, the Company has not entered into derivative contracts to hedge existing risks or for speculative purposes.

During the years ended September 30, 2002 and 2001, the Company has not engaged in any transactions that would be considered derivative instruments or hedging activities.

Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Employee and Non-Employee Stock Compensation
The Company values common stock issued to employees and non-employees for services, property and investments at the fair market value of the common stock, which is the closing price of Company stock on the day of issuance. If no trading occurred on that day, then the fair market value used is the lower of the closing prices on the first previous day or the first following day on which the Company's stock was traded.

TREND MINING COMPANY
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
September 30, 2002

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Exploration Costs
In accordance with accounting principles generally accepted in the United States of America, the Company expenses exploration costs as incurred. Exploration costs expensed during the periods ended September 30, 2002 and 2001 were $874,420 and $410,553, respectively. As of September 30, 2002, the exploration costs expensed during the Company's exploration stage were $2,764,787.

Exploration Stage Activities
The Company has been in the exploration stage since October 1, 1996, when the Company emerged from a period of dormancy, and has no revenues from operations. The Company is primarily engaged in the acquisition and exploration of mineral properties. Should the Company locate a commercially viable reserve, the Company would expect to actively prepare the site for extraction. The Company's accumulated deficit prior to the exploration stage was $558,504.

Fair Value of Financial Instruments
The carrying amounts for cash, accounts payable, loans payable and accrued liabilities approximate their fair value.

Going Concern
As shown in the accompanying financial statements, the Company has limited cash, has negative working capital, has no revenues, has incurred a net loss of $1,168,171 for the year ended September 30, 2002 and has an accumulated deficit of $8,315,106. These factors indicate that the Company may be unable to continue in existence in the absence of receiving additional funding. The financial statements do not include any adjustments related to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue in existence. The Company's management believes that it will be able to generate sufficient cash from public or private debt or equity financing for the Company to continue to operate based on current expense projections.

Impaired Asset Policy
The Company adopted Financial Accounting Standards Board statement SFAS No. 121 titled "Accounting for Impairment of Long-Lived Assets," which has been replaced by SFAS No. 144, "Accounting for Impairment or Disposal of Long-Lived Assets." In complying with these standards, the Company reviews its long-lived assets quarterly to determine if any events or changes in circumstances have transpired which indicate that the carrying value of its assets may not be recoverable. The Company determines impairment by comparing the undiscounted future cash flows estimated to be generated by its assets to their respective carrying amounts whenever events or changes in circumstances indicate that an asset may not be recoverable. Properties are acquired and recorded at fair values negotiated in arm's length transactions. The Company expenses, as costs, the exploration and maintenance of its properties and claims. If results of exploration warrant an assessment of the carrying value of a mineral property's acquisition cost, or if the Company has an indication that a property's recorded fair value has declined, such costs will be reviewed and the related impairment, if any, will be recognized at that time.

Investment Policies
The Company uses the average cost method to determine the gain or loss on investment securities held as available-for-sale based upon the accumulated cost bases of specific investment accounts.

TREND MINING COMPANY
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
September 30, 2002

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Mineral Properties
The Company capitalizes only amounts paid in cash or stock as consideration for the acquisition of real property. See Note 3. Properties are acquired and recorded at fair values negotiated in arm's length transactions. Costs and fees paid to locate and maintain mining claims, to acquire options to purchase claims or properties, and to maintain the mineral rights and leases, are expensed as incurred. When a property reaches the production stage, the related capitalized costs will be amortized, using the units of production method on the basis of periodic estimates of ore reserves.

Mineral properties are periodically assessed for impairment of value and any diminution in value is charged to operations at the time of impairment. Should a property be abandoned, its unamortized capitalized costs are charged to operations. The Company charges to operations the allocable portion of capitalized costs attributable to properties sold. Capitalized costs are allocated to properties abandoned or sold based on the proportion of claims abandoned or sold to the claims remaining within the project area.

Option and Warrant Fair Value Calculations
The Company utilizes the Black-Scholes valuation model to calculate the fair value of options and warrants issued for financing, acquisition, compensation and payment for services purposes. The parameters used in such valuations include a risk free rate of 5.5%, the assumption that no dividends are paid, exercise periods ranging from 1 week to 5.5 years, depending upon the terms of the instrument issued, and a volatility factor calculated annually based on estimates of expected volatility, in accordance with SFAS No. 123. The Company used its historic volatility data to develop the 1998 estimate of 30%, consistent with its limited public trading in 1998. The volatility estimates for calculation purposes reflect an average of Company data and volatility factors reported by two other mining companies at comparable stages in their respective public trading histories, resulting in expected volatilities of 55.12% in 1999, 48.05% in 2000, 46.4% in 2001 and 50% in 2002.

Reverse Stock Split
The Company's board of directors in 1999 authorized a 1 for 10 reverse stock split of its no par value common stock. See Note 4. All references in the accompanying financial statements to the number of common shares outstanding and per share amounts have been restated to reflect the reverse stock split.

Recent Accounting Pronouncements
In June 2001, the FASB issued SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 provides for the elimination of the pooling-of-interests method of accounting for business combinations with an acquisition date of July 1, 2001 or later. SFAS No. 142 prohibits the amortization of goodwill and other intangible assets with indefinite lives and requires periodic reassessment of the underlying value of such assets for impairment. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001. An early adoption provision exists for companies with fiscal years beginning after March 15, 2001. The Company has adopted SFAS No. 142. Application of the nonamortization provision of SFAS No. 142 will have no effect on the Company's financial statements as the Company does not currently have intangible assets with indefinite lives.

In October 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 establishes guidelines related to the retirement of tangible long-lived assets of the Company and the associated retirement costs. This statement requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying

TREND MINING COMPANY
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
September 30, 2002

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Recent Accounting Pronouncements (continued)
amount of the long-lived assets. This statement is effective for financial statements issued for the fiscal years beginning after June 15, 2002 and with earlier application encouraged. The Company adopted

SFAS No. 143 and the adoption has no effect on the financial statements of the Company at September 30, 2002.

In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 replaces SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." This new standard establishes a single accounting model for long-lived assets to be disposed of by sale, including discontinued operations. SFAS No. 144 requires that these long-lived assets be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or discontinued operations. This statement is effective beginning for fiscal years after December 15, 2001, with earlier application encouraged. The Company adopted SFAS No. 144 and the adoption has no effect on the financial statements of the Company at September 30, 2002.

In April 2002, the FASB issued SFAS No. 145, "Rescission of SFAS Statements No. 4, 44 and 64, Amendment of SFAS No. 13, and Technical Corrections," which updates, clarifies and simplifies existing accounting pronouncements. SFAS No. 4, which required all gains and losses from the extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, net of related tax effect was rescinded, and as a result, SFAS No. 64, which amended SFAS No. 4, was rescinded as it was no longer necessary. SFAS No. 145 amended SFAS No. 13 to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications which have economic effects similar to those of sale-leaseback transactions. Management has not yet determined the effects of adopting this Statement on the financial position or results of operations, except for the need to classify debt extinguishments as ordinary.

In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 addresses significant issues regarding the recognition, measurement, and reporting of costs associated with exit and disposal activities, including restructuring activities. SFAS No. 146 also addresses recognition of certain costs related to terminating a contract that is not a capital lease, costs to consolidate facilities or relocate employees, and termination benefits provided to employees that are involuntarily terminated under the terms of a one-time benefit arrangement that is not an ongoing benefit arrangement or an individual deferred-compensation contract. SFAS No. 146 was issued in June 2002 and its adoption has had no impact on the Company's financial position or results of operations.

Provision for Taxes
Income taxes are provided based upon the liability method of accounting pursuant to SFAS No. 109 "Accounting for Income Taxes." Under this approach, deferred income taxes are recorded to reflect the tax consequences on future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end. A valuation allowance is recorded against deferred tax assets if management does not believe the Company has met the "more likely than not" standard imposed by SFAS No. 109 to allow recognition of such an asset.

At September 30, 2002, the Company had net deferred tax assets of approximately $1,160,000, principally arising from net operating loss carryforwards for income tax purposes. As management of the Company cannot determine that it is more likely than not that the Company will realize the benefit of the

TREND MINING COMPANY
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
September 30, 2002

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Provision for Taxes (continued)
net deferred tax asset, a valuation allowance equal to the net deferred tax asset has been established at September 30, 2002.

At September 30, 2002, the Company has net operating loss carryforwards of approximately $3,860,000, which expire in the years 2001 through 2021. The net operating loss carryforwards do not include expenses that are not deductible for tax purposes, such as compensation expense, in the amount of $2,317,718 attributable to options and warrants issued to employees and consultants. The Company also owes to the Internal Revenue Service employment taxes of approximately $60,000 as of September 30, 2002.

Reclassification
Certain amounts from prior periods have been reclassified to conform to the current period presentation. This reclassification has resulted in no changes to the Company's accumulated deficit or net losses presented.

NOTE 3 - MINERAL PROPERTIES

The following describes the Company's significant mineral properties:

Wyoming Properties
During the year ended September 30, 1999, the Company entered into an option agreement with General Minerals Corporation ("GMC") to acquire the Lake Owen Project located in Albany County, Wyoming. The agreement with GMC entitled the Company to receive 104 unpatented mining claims in exchange for 715,996 shares of common stock, $40,000 in cash to be paid in four quarterly payments of $10,000 and $750,000 in exploration expenditure commitments to be incurred over a three-year option period. In May 2000, the Company issued an additional 129,938 shares of common stock under this agreement for the acquisition of the Lake Owen Project.

The Company and GMC subsequently entered into an amendment to the agreement under which (i) the Company issued 416,961 shares of common stock to GMC upon GMC's exercise of preemptive rights, (ii) the Company agreed to perform an additional $15,000 of geophysical work on the Lake Owen Project prior to December 31, 2000 (subsequently modified), (iii) the Company issued 200,000 additional shares and warrants exercisable until June 2002 to purchase 200,000 shares at $0.70 per share, and (iv) GMC agreed to terminate its antidilution and preemptive rights as provided in the original agreement. The Company has expensed $295,873 for cash paid and common stock issued to acquire this project. The 200,000 warrants have expired. See Note 5.

The Company has obtained an additional 497 unpatented mining claims in an agreed area of interest near the Lake Owen Project.

In March 2002, the Company issued 1,100,000 shares, valued at $770,000 in full satisfaction of cash commitments relating to exploration activities. The issuance of these shares resulted in the full ownership of the Lake Owen Project property.

The Company also staked and claimed six claims known as the Albany Project during the year ended September 30, 1999. These claims are located in Albany County, Wyoming.

TREND MINING COMPANY
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
September 30, 2002

NOTE 3 - MINERAL PROPERTIES (continued)

Wyoming Properties (continued)
The Company additionally staked and claimed 42 unpatented mining claims known as the Spruce Mountain claims, 159 unpatented mining claims known as the Centennial West claims (dropped on September 1, 2002), 34 unpatented mining claims at the Douglas Creek property and 121 unpatented mining claims known as the Keystone property. These claims are also located in Albany County, Wyoming. As of September 30, 2002, the Company owns a total of 804 unpatented mining claims in Albany County, Wyoming.

Montana Properties
In March 2000, the Company entered into a three-year lease and option agreement under which it had the right to acquire a 100% interest in the Intrepid claims. Upon entering into the agreement, the Company paid the claim owners $5,800 in cash and 100,000 shares of common stock. In the Company's acquisition of this option, it expensed $97,140 for cash paid and common stock issued.

Under the agreement, the Company was obligated to incur minimal exploration expenditures of $10,000 by September 30, 2001, $15,000 by March 4, 2002 and $15,000 by March 4, 2003. In addition, the Company must make advance royalty payments of $10,000 by March 4, 2001, $25,000 by March 4, 2002 and $35,000 each year thereafter. In March 2001, the Company and the claim holders agreed to replace the March $10,000 advance royalty payment with a $9,000 payment due May 11, 2001. In connection with this agreement, the Company issued to the holders 3,000 shares of common stock on March 11, 2001 with an aggregate value of $2,340.

Following this agreement, the Company was unable to make the May 11th payment. On May 24, 2001, the claim holders agreed to a modification to continue to extend this payment initially to June 5th, but this payment was also not made as scheduled. The Company issued an additional 1,000 shares with value of $850 and paid $1,000 in cash per the terms of the modification, which reduced the outstanding $9,000 payment to $8,000. By September 30, 2001, the Company abandoned all of its interests in the Intrepid claims.

Other properties in Montana include the Vanguard Project and the McCormick Creek Project, which is in Missoula County. In 2000, the Company staked 121 claims in regards to the Vanguard Project and explored and staked 36 claims for the McCormick Creek Project. By September 30, 2001, the Company had abandoned all of its interests in the Vanguard Project.

During the year ended September 30, 2000, the Company located and staked 211 claims in Stillwater County Montana. During the year ended September 30, 2001, 172 claims were staked and added, and 304 claims were abandoned. In September 2002, the Company abandoned all of its interests in the Stillwater County claims.

During the year ended September 30, 2002, the Company entered into an agreement in which the Company acquired a 100% interest in four mineral leases covering a total of 920 acres in Missoula County, Montana.

Oregon Property
During the year ended September 30, 1999, the Company entered into an agreement in which it would explore and stake five claims located in Jackson County, Oregon known as the Shamrock property. All transactions were completed and the Company acquired title to these claims. On September 1, 2002, the Company abandoned all of its interests in the Jackson County claims.

TREND MINING COMPANY
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
September 30, 2002

NOTE 3 - MINERAL PROPERTIES (continued)

Nevada Properties (continued)
During the year ended September 30, 1999, the Company entered into an agreement whereby Mountain Gold Exploration would explore and stake claims, transferring title to the Company upon completion thereof. Transactions were finalized for 13 claims known as the Hardrock Johnson Property located in Clark County, Nevada.

During March of 2000, the Company located and staked 31 unpatented claims known as the Willow Springs claims. These claims are located in Nye County, Nevada. On September 1, 2002, the Company abandoned all of its interests in the Willow Springs claims.

In 1979, the Company acquired the Pyramid Mine, which consists of five unpatented lode mining claims within the Walker Indian Reservation near Fallon, Nevada. Pursuant to an impairment analysis performed by the Company, the Company wrote off its $70,333 investment in the Pyramid Mine, effective prior to the inception of the Company's exploration stage. The Company sold the Pyramid Mine claims on November 12, 2001 to Calumet Mining Company, a related party, for 50,000 shares of common stock of Calumet Mining Company. This company's stock was subsequently acquired by Western Goldfields, Inc. on a 1 for 2 basis. As a result, the Company now holds 25,000 shares of Western Goldfields, Inc. The Company retained a 1.5% net smelter return production royalty interest in the Pyramid Mine. See Notes 6 and 8.

California Properties
In mid-2000, the Company acquired 79 unpatented mining claims, known as the Pole Corral property, in Tehema County, California. On September 1, 2002, the Company abandoned all of its interests in the Pole Corral property.

Canadian Property
In August 2000, the Company entered into an agreement whereby Spectra Management Corporation would, on behalf of the Company, explore and stake five claims comprising about 67,000 acres in northern Saskatchewan. This property is now known as the Peter Lake Claims. The Company abandoned these claims in September 2002. In December 2002, the Company restaked these claims. Exploration commitments totaling $268,000 must be completed by December 2004.

Idaho Property
The Company owned the Silver Strand Mine in Idaho until it was disposed of in July 2001. The Company initially entered into an agreement with New Jersey Mining Company (New Jersey) whereby the Company received 50,000 shares of New Jersey's restricted common stock in exchange for New Jersey's opportunity to earn a 100% interest less a net smelter royalty in the Company's unpatented claims in Kootenai County, Idaho. In July 2001, the Company quitclaimed any remaining interest in the Silver Strand property to Mine Systems Design, Inc. in exchange for cancellation of $22,539 of outstanding invoices due Mine Systems. The Company also transferred 50,000 shares of New Jersey stock to Mine Systems Design as part of this settlement.

TREND MINING COMPANY
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
September 30, 2002

NOTE 4 - CAPITAL STOCK

Preferred Stock
Under its amended Delaware certificate of incorporation, Trend authorized the issuance of 20,000,000 shares of preferred stock with a par value of $0.01 per share, with rights and preferences to be determined by the Company's board of directors.

One share of Series A preferred stock has been created and issued to Mr. Thomas S. Kaplan under an agreement which requires the holder's approval of all common and preferred stock and equity issuances until such time as Mr. Kaplan, Electrum LLC or Mr. Asher B. Edelman no longer beneficially own more than twenty percent of the Company's outstanding stock. Holders of the Company's common stock will vote on the continued existence of the Series A preferred stock at each subsequent annual meeting. In the event that the Company's preferred stock is not continued, the outstanding share of Series A preferred stock can be tendered for one share of the Company's common stock. Subsequent to this reporting period, this one share was cancelled. See Note 13.

Common Stock
On March 28, 2001, the Company completed its reincorporation in Delaware. Under its amended certificate of incorporation, Trend authorized the issuance of 100,000,000 shares of common stock with a par value of $0.01 per share.

On February 16, 1999, the Company's board of directors authorized a 1 for 10 reverse stock split of the Company's no par value common stock. As a result of the split, 26,356,430 shares were retired. All references in the accompanying financial statements to the number of common shares and per-share amounts for the periods presented have been restated to reflect the reverse stock split.

During the year ended September 30, 2002, the Company issued 25,000 shares of common stock valued at $25,000 for a note payable, 12,536 shares of common stock valued at $6,895 for accounts payable, 1,100,000 shares of common stock valued at $770,000 for mineral property, 112,500 shares of common stock valued at $54,750 for services, 82,429 shares of common stock valued at $36,193 for financing expense and 2,500,000 shares of common stock for $250,000 cash.

During the year ended September 30, 2001, the Company issued 69,161 shares of common stock valued at $60,802 for services, 5,200 shares of common stock valued at $5,880 as compensation, 33,333 shares of common stock from options exercised by an employee for cash of $10,000, 75,000 shares valued at $63,750 to directors as compensation, 3,000 shares valued at $2,340 to modify an agreement, 10,000 shares valued at $8,000 in lieu of interest on unpaid invoices, 1,000 shares valued at $850 for mineral property expenses, 192,000 shares of common stock sold for $192,000 cash as a private placement and 134,500 shares of common stock valued at $134,500 for loans payable.

See Note 5 regarding future loan repayments in units of Trend securities.

The following table discloses the Company's stock and equity transactions during its exploration stage. This information meets the disclosure requirements of SFAS No. 7 for development and exploration stage disclosures. The following abbreviations are used in the table: CS for Common Stock; OPT for Options; and WAR for Warrants.

TREND MINING COMPANY
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
September 30, 2002

NOTE 4 - CAPITAL STOCK (continued)
	Issue Date	Number of Shares	Price per Share	Common Stock Amount	Additional Paid-in Capital	Total Amount	Number of Options	Number of Warrants	Value of Options/ Warrants
Balance, October 1, 1996		1,754,242	$ -	$ 17,542	$ 663,218	$ 680,760			$ -
CS for Cash	03/25/1997	200,000	0.50	2,000	98,000	100,000
CS for Payment of liabilities and expenses	09/30/1997	45,511	0.50	455	22,301	22,756
Balance September 30, 1997		1,999,753		19,998	783,518	803,516
CS for Mineral property	07/23/1998	150,000	0.50	1,500	73,500	75,000
CS for Cash	07/23/1998	7,500	0.20	75	1,425	1,500
CS for Lease termination	07/23/1998	12,000	0.50	120	5,880	6,000
CS for Debt	07/23/1998	80,000	0.50	800	39,200	40,000
OPT for Financing	09/24/1998						180,000		2,659
CS for Compensation	09/30/1998	9,000	0.50	90	4,410	4,500
Balance September 30, 1998		2,258,253		22,583	907,933	930,516	180,000		2,659
CS for Debt, investment and expenses	10/12/1998	9,210	0.30	92	2,671	2,763
CS for Equipment	10/30/1998	600,000	0.30	6,000	174,000	180,000
CS for Cash	11/28/1998	5,000	0.20	50	950	1,000
CS for Officers' compensation	12/31/1998	30,858	0.44	309	13,191	13,500
CS for Directors' compensation	01/25/1999	16,500	0.25	165	3,960	4,125
CS for Officers' compensation	01/31/1999	8,572	0.35	86	2,914	3,000
CS for Officers' compensation	03/31/1999	24,000	0.25	240	5,760	6,000
CS for Consulting services	03/31/1999	6,000	0.25	60	1,440	1,500
CS for Consulting services	04/30/1999	32,000	0.28	320	8,640	8,960
CS for Officers' compensation	04/30/1999	12,000	0.28	120	3,240	3,360
CS for Consulting services	05/31/1999	73,333	0.25	733	17,600	18,333
CS for Consulting services	06/30/1999	34,353	0.25	344	8,244	8,588
CS for Officers' compensation	06/30/1999	50,000	0.16	500	7,500	8,000
CS for Consulting services	06/30/1999	95,833	0.16	958	14,375	15,333
CS for Consulting services	07/06/1999	5,000	0.25	50	1,200	1,250
OPT for Financing activities	07/22/1999						50,000
CS for Mineral property option	07/27/1999	715,996	0.13	7,160	82,471	89,631
CS for Cash	07/29/1999	33,333	0.15	333	4,667	5,000
CS for Consulting services	07/30/1999	146,603	0.12	1,466	16,126	17,592
CS for Consulting services	07/31/1999	133,697	0.12	1,337	14,707	16,044
CS for Officers' compensation	07/31/1999	41,667	0.12	417	4,583	5,000
CS for Cash	08/04/1999	16,667	0.15	167	2,333	2,500
CS for Rent	08/09/1999	1,000	0.25	10	240	250
OPT for Financing activities	08/13/1999						100,000
CS for Cash	08/15/1999	50,000	0.05	500	2,000	2,500
CS for Consulting services	08/17/1999	5,000	0.25	50	1,200	1,250
CS for Cash	08/17/1999	100,000	0.05	1,000	4,000	5,000
CS for Cash	08/26/1999	100,000	0.10	1,000	9,000	10,000
CS for Consulting services	08/31/1999	159,750	0.25	1,598	38,341	39,938
CS for Prepaid expenses	09/10/1999	50,000	0.33	500	16,000	16,500
CS for Cash	09/10/1999	50,000	0.10	500	4,500	5,000
CS for Cash	09/13/1999	200,000	0.05	2,000	8,000	10,000
CS for Consulting services	09/30/1999	80,053	0.26	801	20,013	20,814
CS for Officers' compensation	09/30/1999	133,333	0.26	1,333	33,334	34,667
CS for Consulting services	09/30/1999	67,500	0.26	675	16,875	17,550
Balance September 30, 1999		5,345,511		53,455	1,452,009	1,505,464	330,000		2,659

TREND MINING COMPANY
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
September 30, 2002

NOTE 4 - CAPITAL STOCK (continued)
	Issue Date	Number of Shares	Price per Share	Common Stock Amount	Additional Paid-in Capital	Total Amount	Number of Options	Number of Warrants	Value of Options/ Warrants
Balance September 30, 1999		5,345,511	$ -	$ 3,455	$1,452,009	$1,505,464	330,000		$ 2,659
CS for Consulting services	10/04/1999	50,000	0.26	500	12,500	13,000
CS for Cash	10/22/1999	25,000	0.20	250	4,750	5,000
CS for Consulting services	10/31/1999	273,675	0.31	2,737	82,103	84,840
CS for Officers' compensation	11/30/1999	52,694	0.31	527	15,807	16,334
CS for Consulting services	11/30/1999	4,327	0.31	43	1,298	1,341
CS, OPT & WAR for Cash	12/31/1999	1,000,000	0.012	10,000	2,414	12,414	8,108,000	6,250,000	87,586
CS for Consulting services	12/31/1999	1,200	0.35	12	408	420
CS for Consulting services	01/04/2000	15,000	0.28	150	4,050	4,200
CS for Investments	01/15/2000	200,000	0.33	2,000	64,000	66,000
CS for Incentive fees	01/17/2000	65,285	0.33	653	20,891	21,544
OPT Expiration	01/22/2000						(50,000)
CS for Cash	01/25/2000	14,286	0.35	143	4,857	5,000
CS for Cash from options	02/22/2000	1,000,000	0.142	10,000	131,900	141,900	(1,000,000)		(1,900)
CS & OPT for Employees' compensation	02/25/2000	16,667	0.66	167	10,833	11,000	33,333		3,070
CS for Consulting services	02/29/2000	10,000	0.72	100	7,100	7,200
CS for Mineral property	03/24/2000	50,000	1.03	500	51,000	51,500
CS for Cash from options	03/27/2000	2,500,000	0.142	25,000	329,750	354,750	(2,500,000)		(4,750)
CS for Consulting services	03/31/2000	75,000	0.81	750	60,000	60,750
CS for Officers' compensation	03/31/2000	3,000	0.81	30	2,400	2,430
CS for Mineral property	04/04/2000	50,000	0.75	500	37,000	37,500
CS & OPT for Directors' compensation	04/11/2000	150,000	0.70	1,500	103,500	105,000	67,000		12,750
CS for Deferred mineral property acquisition costs	05/08/2000	129,938	0.125	1,299	14,943	16,242
CS for Consulting services	05/15/2000	9,975	0.63	100	6,184	6,284
CS for Cash	06/26/2000	416,961	0.056	4,170	19,361	23,531
CS & WAR for Modification of stockholder agreement	06/26/2000	200,000	0.60	2,000	118,000	120,000		200,000	30,000
OPT & WAR for Modification of stockholder agreement	06/27/2000						1,729,762	1,729,761	14,641
CS for Cash from options	06/29/2000	1,597,588	0.064	15,976	86,740	102,716	(1,597,588)		(2,716)
CS for Officers' compensation	06/30/2000	9,000	0.81	90	7,185	7,275
CS for Consulting services	06/30/2000	1,000	0.70	10	690	700
OPT Agreement Modification	07/07/2000						(127,500)
CS for Cash from options	07/14/2000	10,000	0.30	100	2,900	3,000	(10,000)
CS for Cash from options	07/21/2000	1,800,000	0.122	18,000	201,060	219,060	(1,800,000)		(12,060)
CS for Cash from options	07/26/2000	650,000	0.122	6,500	72,605	79,105	(650,000)		(4,355)
CS for Officers' compensation	07/31/2000	3,000	1.24	30	3,690	3,720
CS for Cash from options	08/01/2000	50,000	0.15	500	7,000	7,500	(50,000)
CS for Cash from options	08/01/2000	50,000	0.30	500	14,500	15,000	(50,000)
CS for Cash from options	08/14/2000	90,000	0.122	900	10,053	10,953	(90,000)		(603)
CS for Cash from options	08/24/2000	1,000,000	0.122	10,000	111,700	121,700	(1,000,000)		(6,700)
CS for Directors' compensation	08/25/2000	1,500	1.00	15	1,485	1,500
CS for Cash from options	08/31/2000	15,000	0.30	150	4,350	4,500	(15,000)
CS for Officers' compensation	08/31/2000	1,000	1.13	10	1,120	1,130
CS for Cash from options	09/22/2000	1,200,174	0.122	12,002	134,720	146,722	(1,200,174)		(8,702)
CS for Consulting services	09/22/2000	90,000	1.45	900	72,000	72,900
CS for Officers' compensation	09/30/2000	6,000	1.35	60	8,040	8,100
Cash for Warrants	09/30/2000								10,000
CS/ WAR Adjustment	09/30/2000	(5)

Balance September 30, 2000		18,232,776		182,328	3,296,897	3,479,225	127,833	8,179,761	118,920

TREND MINING COMPANY
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
September 30, 2002

NOTE 4 - CAPITAL STOCK (continued)
	Issue Date	Number of Shares	Price per Share	Common Stock Amount	Additional Paid-in Capital	Total Amount	Number of Options	Number of Warrants	Value of Options/ Warrants
Balance September 30, 2000		18,232,776	$ -	$182,328	$ 3,296,897	$3,479,225	127,833	8,179,761	$ 118,920

CS for Cash from options	10/10/2000	33,333	0.39	333	12,737	13,070	(33,333)		(3,070)
CS for Consulting services	10/15/2000	10,000	1.15	100	11,400	11,500
CS for Officers' compensation	10/31/2000	3,000	1.30	30	3,870	3,900
WAR for Consulting services	11/01/2000							250,000	123,775
CS for Employees' compensation	12/06/2000	2,200	0.90	22	1,958	1,980
CS for Cash	12/20/2000	100,000	1.00	1,000	99,000	100,000
WAR for Consulting services	12/31/2000							180,000	46,746
CS for Consulting services	01/02/2001	10,000	1.35	100	13,400	13,500
CS for Cash	01/11/2001	47,000	1.00	470	46,530	47,000
CS for Consulting services	01/11/2001	3,407	1.00	34	3,373	3,407
CS for Consulting services	01/23/2001	604	1.10	6	658	664
CS for Cash	01/24/2001	25,000	1.00	250	24,750	25,000
WAR for Loan agreements	02/01/2001							285,000	76,551
CS for Cash	02/06/2001	20,000	1.00	200	19,800	20,000
CS for Consulting services	02/06/2001	483	1.00	5	478	483
CS for Directors' compensation	02/23/2001	75,000	0.85	750	63,000	63,750
OPT for Director, officer and employee compensation	02/23/2001						1,200,000		354,000
WAR for Loan agreements	03/12/2001							50,000	13,430
WAR Extension of exercise period	03/12/2001								608,058
CS for Modification of contract	03/22/2001	3,000	0.78	30	2,310	2,340
CS for Interest payments	04/03/01	5,000	0.83	50	4,100	4,150
CS for Consulting Services	04/13/01	967	0.98	10	938	948
CS for Mineral Property Expense	05/11/01	1,000	0.85	10	840	850
WAR for Loan agreement	07/01/01							185,000	45,079
CS for Services	07/31/01	40,000	0.73	400	28,800	29,200
CS for Interest payments	08/08/01	5,000	0.77	50	3,800	3,850
WAR Attached to note	08/16/01							90,000	6,487
CS for Services	08/28/01	3,700	0.30	37	1,063	1,100
CS for Loans Payable	08/31/01	92,000	1.00	920	91,080	92,000
CS for Loans Payable	09/28/01	42,500	1.00	425	42,075	42,500
Options Expired							(319,700)
Balance September 30, 2001		18,755,970		187,559	3,772,857	3,960,416	974,800	9,219,761	1,389,976
CS for Note Payable	10/08/01	25,000	1.00	250	24,750	25,000
CS for Payable	10/24/01	12,536	0.55	126	6,769	6,895
WAR for Loan agreements	11/01/01							129,445	9,876
WAR Cancelled	11/15/01				2,750	2,750		(275,000)	(2,750)
CS for Financing expense	1/25/02	64,429	0.45	644	28,349	28,993
Interest Expense forgiven by shareholders	1/30/02				42,950	42,950
WAR Issued	1/30/02							180,000	21,660
CS for Financing expense	2/8/02	18,000	0.40	180	7,020	7,200
CS for Services	2/8/02	60,000	0.40	600	23,400	24,000
CS for Services	2/22/02	20,000	0.40	200	7,800	8,000
OPT for Director, officer and employee compensation	3/12/02						307,800		29,528
Options Expired	3/12/02				59,063	59,063	(196,863)		(59,063)
CS for Mineral properties	3/20/02	1,100,000	0.70	11,000	759,000	770,000
CS for Services	5/12/02	32,500	0.70	325	22,425	22,750
WAR for Loan agreements	6/30/02							113,413	23,816
WAR Expired	6/30/02				30,001	30,001		(200,000)	(30,001)
Options Expired	7/19/02						(12,500)
CS for Cash	9/30/02	2,500,000	0.10	25,000	225,000	250,000

Balance September 30, 2002		22,588,435		$ 225,884	$ 5,012,134	$5,238,018	1,073,237	9,167,619	$1,383,042

TREND MINING COMPANY
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
September 30, 2002

NOTE 5 - COMMON STOCK OPTIONS AND WARRANTS

On February 23, 2001, the Company's shareholders approved the adoption of the 2000 Equity Incentive Plan and the reservation of 5,000,000 shares of common stock for distribution under the plan. These shares and options to acquire those shares may be granted to the Company's employees, directors and consultants. The plan will terminate on January 4, 2011. The exercise price of options granted under this plan will not be less than the fair market price on the date of grant and in some cases not less than 110% of the fair market price. The terms, vesting schedule, transfer restrictions and expiration dates are to be determined by the Company's board of directors.

In the Black-Scholes Option Price Calculations below, the Company used the following assumptions to estimate fair value: the risk-free interest rate was 5.5%, volatility was 46.4% in 2001 and 50% in 2002, and the expected life of the options and warrants varied from one week to 5.5 years. The Company also assumed that no dividends would be paid on common stock.

During 2002, for purposes of compensation, the Company granted an officer 107,800 options which expire February 23, 2004 and granted to a consultant 200,000 options which expire March 3, 2006. These options, all with exercise prices of $0.80 per share, were estimated on the grant date using the Black-Scholes Option Price Calculation and had a fair value of $29,528.

On January 8, 2002, a stockholder loaned the Company $30,000. This loan bears interest at 8% per annum and is due upon the Company's completion of a private equity placement and concurrently and proportionally with any amounts repaid to Electrum LLC or any others having provided loan facilities of this type to the Company. Attached to each dollar of debt is a warrant with a strike price of $1.50, exercisable through January 9, 2004. The lender may also elect to be repaid partially or completely in "units" of Trend securities, at the rate of one unit per each $1.25 owed. Each unit would consist of one share of common stock and a warrant to purchase one share of common stock at $1.50 per share, originally exercisable through September 30, 2006. On January 30, 2002, the aforementioned stockholder forgave interest due in the amount of $138 in exchange for the adjustment to the conversion feature, such as Electrum was granted, which is explained later in this Note.

During 2002, LCM Holdings, LLC loaned the Company $113,413. These loans have the warrants and conversion feature attached to them, as described in The January 30, 2002 Financing Agreement, which is explained later in this Note.

On February 23, 2001, the Company issued under the 2000 Equity Incentive Plan to its five non-employee directors an aggregate of 75,000 shares of common stock and options to acquire 75,000 shares with an exercise price of $0.80 per share exercisable until February 23, 2004. The Company also issued under the plan to certain employees options to acquire 1,125,000 shares with an exercise price of $0.80 per share exercisable until February 23, 2004. The total fair value of the options issued to directors and employees, estimated on the grant date using the Black-Scholes Option Price Calculation was $354,000.

In a note dated August 16, 2001, a stockholder loaned the Company $90,000. One warrant is attached to each dollar of debt, with a strike price of $1.50, exercisable through June 9, 2004. The fair value of these warrants, estimated on the grant date using the Black-Scholes Option Price Calculation, was $6,487. This same stockholder, on October 2, 2001, loaned the Company an additional $10,000 under the same terms as the $90,000 loan. The warrants attached to the October loan are exercisable until January 9, 2004. The fair value of these warrants, estimated on the grant date using the Black-Scholes Option Price Calculation, was $840. See Note 6. On January 30, 2002, this stockholder forgave interest due her in the amount of $3,299 in exchange for the adjustment to the conversion feature, such as Electrum was granted, which is explained later in this Note.

TREND MINING COMPANY
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
September 30, 2002

NOTE 5 - COMMON STOCK OPTIONS AND WARRANTS (continued)

LCM Holdings, LLC loaned the Company $119,445 in a note dated October 22, 2001. One warrant is attached to each dollar of debt, with a strike price of $1.50, exercisable through January 9, 2004. The fair value of these warrants, estimated on the grant date using the Black-Scholes Option Price Calculation, was $9,036. On January 30, 2002, LCM Holdings, LLC forgave interest due in the amount of $2,129 for the adjustment to the conversion feature, such as Electrum was granted, which is explained later in this Note.

On November 8, 2000, effective November 1, 2000, the Company entered into a 24-month agreement with Eurofinance Inc. under which the entity would assist the Company with certain investment community matters in return for a monthly fee of $5,000, plus expenses, and warrants to purchase 820,000 shares of common stock at $1.50 per share. The warrants were exercisable until November 1, 2005. In early January 2001, this agreement was terminated, with the Company no longer obligated for the remaining monthly fees, and with only the warrants for 250,000 shares that vested on November 1, 2000 remaining outstanding. The fair value of these warrants was estimated on the grant date using the Black-Scholes Option Price Calculation, which was $123,775.

On November 17, 2000, the Company entered into a consulting agreement with R. H. Barsom Company, Inc., under which the consultant would perform certain services for the Company until June 30, 2001, for an advance fee of $100,000 and 180,000 shares of common stock. In early January 2001, the Company and the consultant agreed to terminate the agreement. In connection with the termination, the consultant surrendered the 180,000 shares of common stock and received warrants to purchase 180,000 shares of the Company's common stock at $1.50 per share, exercisable until January 12, 2003. The fair value of these warrants estimated on the grant date using the Black-Scholes Option Price Calculation was $46,746, which was included in consulting expenses for the year ended September 30, 2001.

Electrum LLC/Tigris Financial Group Ltd.
On December 29, 1999, the Company entered into a stock purchase agreement with Tigris Financial Group Ltd. ("Tigris") under which Tigris purchased 1,000,000 shares of the Company's common stock for $100,000, was granted an option until March 28, 2000 to acquire up to an additional 3,500,000 shares of common stock for an exercise price of $0.14 per share, (or $490,000 in the aggregate), and was granted an option to purchase, for $10,000, warrants to purchase an additional 6,250,000 shares of the Company's common stock at an exercise price of $0.40 per share. The Company used the Black-Scholes Option Price Calculation effective as of the transaction date and estimated the fair values to be $37,524 for the option and $50,062 for the warrants. On March 8, 2000, Tigris assigned its rights under the stock purchase agreement to Electrum LLC ("Electrum"), an affiliate.

Electrum exercised its option and acquired 3,500,000 shares of the Company's common stock in February and March of 2000. Pursuant to the terms of the stock purchase agreement, Electrum received an option to purchase up to an additional 4,608,000 shares of common stock. This agreement was subsequently modified to enable Electrum to acquire up to an additional 1,597,588 shares at $0.062 per share and to acquire up to 4,740,174 shares at an exercise price of $0.115 per share. In addition, the option to purchase warrants was modified to enable Electrum to purchase, for $10,000, warrants to buy up to 7,979,761 shares at an exercise price of $0.40 per share until September 20, 2003. The Company utilized the Black-Scholes Option Price Calculation to estimate the fair value of the modifications as of the grant date and recorded $4,262 for the options and $10,379 for the warrants. The $14,641 total amount was charged as a financing expense.

TREND MINING COMPANY
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
September 30, 2002

NOTE 5 - COMMON STOCK OPTIONS AND WARRANTS (continued)

Electrum LLC/Tigris Financial Group Ltd. (continued)
Electrum has exercised all of its options to purchase the Company's common stock and its option to purchase the warrants. In connection with its acquisition of those shares, Electrum has assigned 5,530,174 shares and 1,000,000 warrants to third parties.

Pursuant to certain loan agreements, the Company issued warrants to Electrum to acquire 285,000 shares at $1.50 per share in February 2001, exercisable through September 30, 2003, warrants to acquire 50,000 shares at $1.50 per share in March 2001, exercisable through September 30, 2006, and warrants to acquire 185,000 shares at $1.50 per share in July 2001, exercisable through September 30, 2006. The Company also extended through September 30, 2006 the expiration dates of the 285,000 warrants, together with the warrants to acquire 7,979,761 shares. The fair values of the 285,000 warrants, 50,000 warrants, and the 185,000 warrants estimated on their respective grant dates, as modified for the expiration date extension in the case of the 285,000 warrants, using the Black-Scholes Option Price Calculation, were $76,551, $13,430 and $45,079, respectively. The fair value of the modification to extend the expiration date, estimated as of the date of the modification for the 7,979,761 warrants, using the Black-Scholes Option Price Calculation, was $608,058, which was charged to financing expense.

Pursuant to a 2002 agreement ("The January 30, 2002 Financing Agreement") to readjust certain terms of loans and warrants, the Company borrowed an additional $150,000 from Electrum and Electrum waived accrued interest owed by the Company as of January 29, 2002 totaling $37,384. In consideration of the additional loan and waiver, the Company issued to Electrum additional warrants to purchase 150,000 shares of common stock for $1.00 per share through January 30, 2007. Electrum may, in its sole discretion, elect to be repaid the $150,000 loan by converting the amount outstanding into units of the Company's securities, at the rate of one unit per $0.50 of loans converted. Each unit consists of one share of common stock and a warrant to purchase one share of common stock at a price of $0.50 per share, exercisable though January 30, 2007. In addition, the Company and Electrum agreed to amend the prior loan agreements to reduce the conversion rate of the existing units, previously at a rate of one unit per $1.25 of loans converted to a rate of one unit per $0.50 of loans converted and to reduce the exercise price of the warrants included in the units from $1.50 to $1.00 per share. In addition, the exercise price of warrants included in the units to purchase a total of 520,000 shares of common stock, owned by Electrum, was reduced from a price of $1.50 per share to $1.00 per share and the exercise term of each such warrant was extended for a period of one year.

As of September 30, 2002, Tigris and Electrum own approximately 29% of the Company's outstanding common stock and, assuming that Electrum exercises its warrants and that the Company has issued no other shares, would own approximately 50% of the Company's resultant (fully diluted) outstanding common stock.

Tigris and Electrum have the right to proportional representation on the Company's board of directors and registration rights for all of the Company's common stock acquired through the agreement held by them.

Warrants for 250,000 shares of common stock with a strike price of $1.50 and warrants for 25,000 shares of common stock with a strike price of $0.40 were cancelled in a letter dated November 15, 2001. Prior to cancellation, these had been assigned by Electrum LLC to Eurofinance, which in turn had assigned them to a third party holder at the time of cancellation.

TREND MINING COMPANY
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
September 30, 2002

NOTE 5 - COMMON STOCK OPTIONS AND WARRANTS (continued)

Following is a summary of stock options for the years ended September 30, 2002 and 2001:

	Number of Shares	Weighted Average Exercise Price
Outstanding at October 1, 2000	127,833	$ 0.51
Granted	1,200,000	0.80
Exercised	(33,333)	0.30
Expired	(319,700)	0.79
Outstanding at September 30, 2001	974,800	$ 0.86
Options exercisable at September 30, 2001	974,800	$ 0.86

Outstanding at October 1, 2001	974,800	$ 0.86
Granted	307,800	0.80
Exercised	-	-
Expired	(209,363)	0.86
Outstanding at September 30, 2002	1,073,237	$ 0.85
Options exercisable at September 30, 2002	1,073,237	$ 0.85
Options exercisable:
-On or before April 15, 2003	67,000	$ 0.50
-On or before February 23, 2004	806,237	$ 0.80
-On or before March 3, 2006	200,000	$ 0.80

NOTE 6 - RELATED PARTY TRANSACTIONS

Calumet Mining Company
The Company sold in an arm's length transaction its Pyramid Mine claims on November 12, 2001 to Calumet Mining Company, a related party, for 50,000 (25,000 post-split) shares of common stock of Calumet Mining Company, which were valued at $500. The chief financial officer of Trend Mining Company is also the president of Calumet Mining Company. See Notes 3 and 8.

TREND MINING COMPANY
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
September 30, 2002

NOTE 6 - RELATED PARTY TRANSACTIONS (continued)

Shareholder Loans Payable
The following is a listing of shareholder loan amounts and the dates that these loans were made to the Company:

Shareholder	Date	Amount
Electrum LLC	11/6/00 12/4/00 12/18/00 1/26/01 3/15/01 4/10/01 5/4/01 6/4/01 7/3/01 1/31/02	$35,000 100,000 50,000 50,000 50,000 50,000 50,000 50,000 85,000 150,000
		670,000
LCM Holdings, LLC	10/26/01 11/1/2001 11/15/2001 11/28/2001 5/7/2002 5/22/2002 6/14/2002	50,000 10,000 30,000 29,445 60,000 35,000 18,413
		232,858
Berger	8/28/01 10/2/01	90,000 10,000
		100,000
Buchanan	1/8/2002	30,000
Crosby	8/14/2001	20,000
Hoffman	9/7/2001	9,500
Total shareholder loans payable		$1,062,358

The loans from Electrum, LCM Holdings, LLC, Berger and Buchanan bear interest at 8% per annum and are due upon the Company's completion of a private equity placement and concurrently and proportionally with any amounts repaid to Electrum LLC or any others having provided loan facilities of this type to the Company. The Crosby and Hoffman notes are non-interest bearing and payable upon demand.

TREND MINING COMPANY
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
September 30, 2002

NOTE 6 - RELATED PARTY TRANSACTIONS (continued)

Employment Agreement
In July 2000, the Company entered into an employment agreement with John Ryan, then the chief financial officer, secretary and treasurer of the Company, under which Mr. Ryan was to receive 3,000 shares per month of Trend common stock as compensation for his services. When Mr. Ryan resigned in December 2000, this agreement was terminated. In July 2001, Mr. Ryan was again designated as the Company's chief financial officer, secretary and treasurer. A revised employment agreement was reached under which Mr. Ryan is receiving 7,500 shares per month of the Company's common stock. As of September 30, 2002, 45,000 shares were owed to Mr. Ryan.

NOTE 7 - PROPERTY AND EQUIPMENT

Property and equipment are recorded at cost. Major additions and improvements are capitalized. Minor replacements, maintenance and repairs that do not increase the useful lives of the assets are expensed as incurred. Depreciation of property and equipment, including vehicles, is being calculated using the double-declining balance method over the expected useful lives of three to seven years.

The following is a summary of property, equipment, and accumulated depreciation.

	September 30, 2002	September 30, 2001
Furniture, Equipment, and Vehicles	$ 52,251	$ 51,288
Less: Accumulated Depreciation	(26,322)	(28,926)
	$ 25,929	$ 22,362

NOTE 8 - INVESTMENTS

The Company's securities investments are classified as available-for-sale securities and are recorded at fair value in investments and other assets on the balance sheet, with the change in fair value during the period excluded from earnings and recorded net of tax as a component of other comprehensive income. The Company has no securities that are classified as trading securities.

In the year ended September 30, 2001, the Company recognized income of $413 from the change in the market value of investments. An investment in New Jersey Mining Company stock was liquidated during the period ended March 31, 2001 and the Company realized a loss of $78,033.

The Company disposed of its last 50,000 shares of New Jersey Mining Company stock to Mine Systems Design, Inc. in settlement of a consulting invoice of $22,539. The Company realized a gain of $22,539 on this transaction.

The Company sold the Pyramid Mine claims on November 12, 2001 to Calumet Mining Company for 50,000 shares of common stock of Calumet Mining Company, a related party. Calumet Mining Company stock was subsequently acquired by Western Goldfields, Inc. on a 1 for 2 basis. As a result, the Company now holds 25,000 shares of Western Goldfields, Inc. The Company retained a 1.5% net smelter return production royalty interest in the Pyramid Mine. See Note 6.

TREND MINING COMPANY
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
September 30, 2002

NOTE 9 - LONG-TERM DEBT

	September 30,
	2002	2001
Note payable to Wells Fargo
Interest at 14.99%, secured by vehicle, payable in
monthly installments of $179 through February 28, 2003	$1,080	$2,914
Note payable to Wells Fargo
Interest at 14.99%, secured by vehicle, payable in
monthly installments of $231	-	7,722
Note payable to Sterling Savings
Interest at 8.37%, secured by vehicle, payable in
monthly installments of $257 through June 30, 2008	13,978	-
Total notes payable	15,058	10,636
Less: Current maturities included in current liabilities	(2,897)	(3,564)
	$12,161	$7,072

Following are the maturities of long-term debt:

2004 2005 2006 2007 2008	$1,777 2,302 2,502 2,719 2,861
$12,161

NOTE 10 - FORGIVENESS OF DEBT

During 2002, two vendors agreed to settle outstanding invoices with the Company totaling $534,221 in exchange for $92,147 in cash. This resulted in forgiveness of debt of $442,074, which is recorded as other income.

NOTE 11 - COMMITMENTS AND CONTINGENCIES

Lease Agreements
 During the period ended December 31, 2000, the Company entered into a three-year lease for its executive offices in Coeur d'Alene, Idaho. In January 2002, the Company decreased its occupancy space and effectively lowered its monthly payment from $2,656 to $1,422. Total rent expense, relating to this lease, for the year ended September 30, 2002 was $20,766. As of September 1, 2002, the Company no longer occupied this office space.

In July 2000, the Company entered into a lease agreement for additional office facilities in Reno, Nevada. As of September 30, 2001, the Company no longer occupied these facilities in Nevada and stopped payment under the lease. On May 23, 2002, a Nevada court entered a judgment by default against the Company in the total amount of $18,574 that bears interest at 18% per annum until paid in full. This amount has been recorded in accounts payable on the Company's balance sheet.

TREND MINING COMPANY
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
September 30, 2002

NOTE 11 - COMMITMENTS AND CONTINGENCIES (continued)

Lease Agreements (continued)
 On August 2, 2001, the Company signed a month-to-month rental agreement for storage space in Coeur d'Alene, ID. The monthly payment is $425. Total rent paid under this lease was $5,100 for the year ending September 30, 2002.

Consulting Agreements
 On October 31, 2000, the Company entered into a consulting agreement with Mr. Brian Miller who performed certain services for the Company. Under this agreement, Mr. Miller was to have received cash for his consulting services and was granted 10,000 shares of common stock effective January 2, 2001. On February 23, 2001, Mr. Miller was also granted an option to purchase 107,800 shares at $0.80. On July 20, 2001, Mr. Miller was informed that the Company would no longer require his services. The Company is currently negotiating with Mr. Miller regarding outstanding invoices due to him. The 107,800 options have expired because they were not exercised within 90 days of termination of his consulting agreement.

Mr. Ryan also has an agreement with the Company, as discussed in Note 6.

In October 2002, the Company reached a consulting agreement with Mr. Howard Schraub. See Note 13.

Mineral Properties
 In order to retain the Peter Lake Claims in Saskatchewan, Canada, the Company must fulfill exploration commitments totaling $268,000 by December 2004.

NOTE 12 - CONCENTRATION

The Company has significantly relied on Mr. Thomas Kaplan and various associated entities of Mr. Kaplan for operating capital.

NOTE 13 - SUBSEQUENT EVENTS

Mining Claims
 In December 2002, the Company restaked 5 claims in northern Saskatchewan, Canada, known as the Peter Lake claims. The Company had abandoned these claims in September 2002.

Accounts Payable
 The Company and a creditor reached an agreement subsequent to September 30, 2002 under which a balance owed of approximately $272,000, which is included in accounts payable as presented in the accompanying financial statements, will be settled for a one-time cash payment of $150,000.

Consulting Agreement
 In October 2002, the Company reached a consulting agreement with Mr. Howard Schraub. Under the agreement, the Company will issue 50,000 shares of restricted common stock per month plus additional shares of restricted common stock totaling $10,000 in value per month for one year to the consultant in exchange for services rendered.

Preferred Stock
 In October 2002, the one share of preferred stock that was issued and outstanding to Mr. Thomas Kaplan was cancelled.

TREND MINING COMPANY
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
September 30, 2002

NOTE 13 - SUBSEQUENT EVENTS (continued)

Common Stock Sales
In December 2002, the Company completed a private placement totaling 8,000,000 shares of common stock for $800,000. As of September 30, 2002, 2,500,000 of the 8,000,000 shares were considered issued and outstanding. Terms of the private placement entail the Company registering the aforementioned shares within fourteen days of the completion of the offering.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of the registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

1. Article X of the Articles of Incorporation of the company.

2. Article VI of the Bylaws of the company.

3. Delaware Revised Statutes, Title 8, Section 145.

The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making the company responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses of the offering (assuming all shares are sold), all of which are to be paid by the registrant, are as follows:

SEC Registration Fee
Printing Expenses
Accounting Fees and Expenses
Federal Taxes
State Taxes and Fees
Listing Fees
Engineering Fees
Legal Fees and Expenses
Blue Sky Fees/Expenses
Trustees and Transfer Agent Fees

$500.00 500.00 4,000.00 0.00 0.00 0.00 0.00 15,000.00 0.00 0.00
TOTAL	$20,000.00

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, the registrant has sold the following securities which were not registered under the Securities Act of 1933, as amended.

NOTE 4 - CAPITAL STOCK (continued)

	Issue Date	Number of Shares	Price per Share	Common Stock Amount	Additional Paid-in Capital	Total Amount	Number of Options	Number of Warrants	Value of Options/ Warrants
Balance September 30, 1999		5,345,511	$ -	$ 3,455	$1,452,009	$1,505,464	330,000		$ 2,659
CS for Consulting services	10/04/1999	50,000	0.26	500	12,500	13,000
CS for Cash	10/22/1999	25,000	0.20	250	4,750	5,000
CS for Consulting services	10/31/1999	273,675	0.31	2,737	82,103	84,840
CS for Officers' compensation	11/30/1999	52,694	0.31	527	15,807	16,334
CS for Consulting services	11/30/1999	4,327	0.31	43	1,298	1,341
CS, OPT & WAR for Cash	12/31/1999	1,000,000	0.012	10,000	2,414	12,414	8,108,000	6,250,000	87,586
CS for Consulting services	12/31/1999	1,200	0.35	12	408	420
CS for Consulting services	01/04/2000	15,000	0.28	150	4,050	4,200
CS for Investments	01/15/2000	200,000	0.33	2,000	64,000	66,000
CS for Incentive fees	01/17/2000	65,285	0.33	653	20,891	21,544
OPT Expiration	01/22/2000						(50,000)
CS for Cash	01/25/2000	14,286	0.35	143	4,857	5,000
CS for Cash from options	02/22/2000	1,000,000	0.142	10,000	131,900	141,900	(1,000,000)		(1,900)
CS & OPT for Employees' compensation	02/25/2000	16,667	0.66	167	10,833	11,000	33,333		3,070
CS for Consulting services	02/29/2000	10,000	0.72	100	7,100	7,200
CS for Mineral property	03/24/2000	50,000	1.03	500	51,000	51,500
CS for Cash from options	03/27/2000	2,500,000	0.142	25,000	329,750	354,750	(2,500,000)		(4,750)
CS for Consulting services	03/31/2000	75,000	0.81	750	60,000	60,750
CS for Officers' compensation	03/31/2000	3,000	0.81	30	2,400	2,430
CS for Mineral property	04/04/2000	50,000	0.75	500	37,000	37,500
CS & OPT for Directors' compensation	04/11/2000	150,000	0.70	1,500	103,500	105,000	67,000		12,750
CS for Deferred mineral property acquisition costs	05/08/2000	129,938	0.125	1,299	14,943	16,242
CS for Consulting services	05/15/2000	9,975	0.63	100	6,184	6,284
CS for Cash	06/26/2000	416,961	0.056	4,170	19,361	23,531
CS & WAR for Modification of stockholder agreement	06/26/2000	200,000	0.60	2,000	118,000	120,000		200,000	30,000
OPT & WAR for Modification of stockholder agreement	06/27/2000						1,729,762	1,729,761	14,641
CS for Cash from options	06/29/2000	1,597,588	0.064	15,976	86,740	102,716	(1,597,588)		(2,716)
CS for Officers' compensation	06/30/2000	9,000	0.81	90	7,185	7,275
CS for Consulting services	06/30/2000	1,000	0.70	10	690	700
OPT Agreement Modification	07/07/2000						(127,500)
CS for Cash from options	07/14/2000	10,000	0.30	100	2,900	3,000	(10,000)
CS for Cash from options	07/21/2000	1,800,000	0.122	18,000	201,060	219,060	(1,800,000)		(12,060)
CS for Cash from options	07/26/2000	650,000	0.122	6,500	72,605	79,105	(650,000)		(4,355)
CS for Officers' compensation	07/31/2000	3,000	1.24	30	3,690	3,720
CS for Cash from options	08/01/2000	50,000	0.15	500	7,000	7,500	(50,000)
CS for Cash from options	08/01/2000	50,000	0.30	500	14,500	15,000	(50,000)
CS for Cash from options	08/14/2000	90,000	0.122	900	10,053	10,953	(90,000)		(603)
CS for Cash from options	08/24/2000	1,000,000	0.122	10,000	111,700	121,700	(1,000,000)		(6,700)
CS for Directors' compensation	08/25/2000	1,500	1.00	15	1,485	1,500
CS for Cash from options	08/31/2000	15,000	0.30	150	4,350	4,500	(15,000)
CS for Officers' compensation	08/31/2000	1,000	1.13	10	1,120	1,130
CS for Cash from options	09/22/2000	1,200,174	0.122	12,002	134,720	146,722	(1,200,174)		(8,702)
CS for Consulting services	09/22/2000	90,000	1.45	900	72,000	72,900
CS for Officers' compensation	09/30/2000	6,000	1.35	60	8,040	8,100
Cash for Warrants	09/30/2000								10,000
CS/ WAR Adjustment	09/30/2000	(5)

Balance September 30, 2000		18,232,776		182,328	3,296,897	3,479,225	127,833	8,179,761	118,920

	Issue Date	Number of Shares	Price per Share	Common Stock Amount	Additional Paid-in Capital	Total Amount	Number of Options	Number of Warrants	Value of Options/ Warrants
Balance September 30, 2000		18,232,776	$ -	$182,328	$ 3,296,897	$3,479,225	127,833	8,179,761	$ 118,920

CS for Cash from options	10/10/2000	33,333	0.39	333	12,737	13,070	(33,333)		(3,070)
CS for Consulting services	10/15/2000	10,000	1.15	100	11,400	11,500
CS for Officers' compensation	10/31/2000	3,000	1.30	30	3,870	3,900
WAR for Consulting services	11/01/2000							250,000	123,775
CS for Employees' compensation	12/06/2000	2,200	0.90	22	1,958	1,980
CS for Cash	12/20/2000	100,000	1.00	1,000	99,000	100,000
WAR for Consulting services	12/31/2000							180,000	46,746
CS for Consulting services	01/02/2001	10,000	1.35	100	13,400	13,500
CS for Cash	01/11/2001	47,000	1.00	470	46,530	47,000
CS for Consulting services	01/11/2001	3,407	1.00	34	3,373	3,407
CS for Consulting services	01/23/2001	604	1.10	6	658	664
CS for Cash	01/24/2001	25,000	1.00	250	24,750	25,000
WAR for Loan agreements	02/01/2001							285,000	76,551
CS for Cash	02/06/2001	20,000	1.00	200	19,800	20,000
CS for Consulting services	02/06/2001	483	1.00	5	478	483
CS for Directors' compensation	02/23/2001	75,000	0.85	750	63,000	63,750
OPT for Director, officer and employee compensation	02/23/2001						1,200,000		354,000
WAR for Loan agreements	03/12/2001							50,000	13,430
WAR Extension of exercise period	03/12/2001								608,058
CS for Modification of contract	03/22/2001	3,000	0.78	30	2,310	2,340
CS for Interest payments	04/03/01	5,000	0.83	50	4,100	4,150
CS for Consulting Services	04/13/01	967	0.98	10	938	948
CS for Mineral Property Expense	05/11/01	1,000	0.85	10	840	850
WAR for Loan agreement	07/01/01							185,000	45,079
CS for Services	07/31/01	40,000	0.73	400	28,800	29,200
CS for Interest payments	08/08/01	5,000	0.77	50	3,800	3,850
WAR Attached to note	08/16/01							90,000	6,487
CS for Services	08/28/01	3,700	0.30	37	1,063	1,100
CS for Loans Payable	08/31/01	92,000	1.00	920	91,080	92,000
CS for Loans Payable	09/28/01	42,500	1.00	425	42,075	42,500
Options Expired							(319,700)
Balance September 30, 2001		18,755,970		187,559	3,772,857	3,960,416	974,800	9,219,761	1,389,976
CS for Note Payable	10/08/01	25,000	1.00	250	24,750	25,000
CS for Payable	10/24/01	12,536	0.55	126	6,769	6,895
WAR for Loan agreements	11/01/01							129,445	9,876
WAR Cancelled	11/15/01				2,750	2,750		(275,000)	(2,750)
CS for Financing expense	1/25/02	64,429	0.45	644	28,349	28,993
Interest Expense forgiven by shareholders	1/30/02				42,950	42,950
WAR Issued	1/30/02							180,000	21,660
CS for Financing expense	2/8/02	18,000	0.40	180	7,020	7,200
CS for Services	2/8/02	60,000	0.40	600	23,400	24,000
CS for Services	2/22/02	20,000	0.40	200	7,800	8,000
OPT for Director, officer and employee compensation	3/12/02						307,800		29,528
Options Expired	3/12/02				59,063	59,063	(196,863)		(59,063)
CS for Mineral properties	3/20/02	1,100,000	0.70	11,000	759,000	770,000
CS for Services	5/12/02	32,500	0.70	325	22,425	22,750
WAR for Loan agreements	6/30/02							113,413	23,816
WAR Expired	6/30/02				30,001	30,001		(200,000)	(30,001)
Options Expired	7/19/02						(12,500)
CS for Cash	9/30/02	2,500,000	0.10	25,000	225,000	250,000

Balance September 30, 2002		22,588,435		$ 225,884	$ 5,012,134	$5,238,018	1,073,237	9,167,619	$1,383,042

We issued the foregoing restricted shares of common stock under Section 4(2) of the Securities Act of 1933. Each person was a sophisticated investor and was in possession of all material information relating to the company. Further, no commissions were paid to anyone in connection with the sale of the shares and general solicitation was made to anyone.

ITEM 27. EXHIBITS.

The following Exhibits are incorporated herein by reference from the Registrants's Form 10SB Registration Statement filed with the Securities and Exchange Commission, SEC file #000-31159 on July 26, 2000. Such exhibits are incorporated herein by reference pursuant to Rule 12b-32:

Exhibit No.	Document Description
3.1

Articles of Incorporation dated September 7, 1968; Certificate of Amendment of Articles of Incorporation dated September 23, 1970; Articles of Amendment of the Articles of Incorporation dated January 25, 1980; Articles of Amendment to the Articles of Incorporation dated July 23, 1984; Articles of Amendment 1984 to the Articles of Incorporation dated October 31, 1984; Articles of Amendment to the Articles of Incorporation filed August 13, 1998; and Articles of Amendment to the Articles of Incorporation dated March 3, 1999; Articles of Incorporation dated March 28, 2001.

3.2	Bylaws adopted effective March 28, 2001.
10.1

Stock Purchase Agreement dated as of December 29, 1999, between Tigris Financial Group Ltd. and Trend Mining Company; Amendment to Stock Purchase Agreement dated as of June 27, 2000 between Electrum LLC and Trend Mining Company; and Warrant Agreement dated June 9, 2000 between Trend Mining Company and Tigris Financial Group Ltd.

10.2

Lake Owen Option Agreement between General Minerals Corporation and Trend Mining Company; Amendment to Lake Owen Option Agreement dated June, 2000 between General Minerals Corporation and Trend Mining Company; and Warrant Agreement dated June 12, 2000 between Trend Mining Company and General Minerals Corporation.

10.3	Letter Agreement between John Ryan and Trend Mining Company dated July 12, 2000.

The following Exhibits are filed as part of this Registration Statement, pursuant to Item 601 of Regulation K. All Exhibits have been previously filed unless otherwise noted.

4.1	Specimen Stock Certificate.
5.1	Opinion of Conrad C. Lysiak, Attorney and Counselor at Law.
23.1	Consent of Williams & Webster, P.S.
23.2	Consent of Conrad C. Lysiak, Attorney and Counselor at Law.

ITEM 28. UNDERTAKINGS.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

a. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

b. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

c. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statemest relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of this Form SB-2 Registration Statement and has duly caused this Form SB-2 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Coeur d' Alene, Idaho, on this 9th day of February, 2003.

TREND MINING COMPANY

BY:	/s/ Kurt J. Hoffman Kurt J. Hoffman, President, Chief Executive Officer, and member of the Board of Directors
BY:	/s/ John P. Ryan John P. Ryan, Secretary/Treasurer, Chief Financial Officer and member of the Board of Directors

KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Kurt J. Hoffman, as true and lawful attorney-in-fact and agent, with full power of substitution, for his and in his name, place and stead, in any and all capacities, to sign any and all amendment (including post-effective amendments) to this registration statement, and to file the same, therewith, with the Securities and Exchange Commission, and to make any and all state securities law or blue sky filings, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying the confirming all that said attorney-in-fact and agent, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Form SB-2 Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ J. Michael Sharratt J. Michael Sharratt	Chairman of the Board of Directors	February 10, 2003
/s/ Kurt J. Hoffman Kurt J. Hoffman	President, Chief Executive Officer, and member of the Board of Directors	February 10, 2003
/s/ John P. Ryan John P. Ryan	Secretary/Treasurer, Chief Financial Officer and member of the Board of Directors	February 10, 2003
_________________________ Jeffrey M. Christian	Member of the Board of Directors	February 10, 2003
_________________________ Bobby Cooper	Member of the Board of Directors	February 10, 2003
/s/ Ishiung J. Wu Ishiung J. Wu	Member of the Board of Directors	February 10, 2003
_________________________ Dave Mooney	Vice President of Exploration	February 10, 2003